The information in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell these securities, and are not soliciting an offer to buy these securities, in any jurisdiction where the offer and sale is not permitted.
Subject to Completion
Preliminary Prospectus Supplement dated February 23, 2021
PROSPECTUS SUPPLEMENT
(To Prospectus dated February 23, 2021)
TELEPHONE AND DATA SYSTEMS, INC.
Depositary Shares
Each representing a 1/1,000th Interest in a Share of
% Series UU Cumulative Redeemable Perpetual Preferred Stock
(Liquidation Preference Equivalent to $25.00 Per Depositary Share)
Each of the                 depositary shares offered hereby (the “Depositary Shares”) represents a 1/1,000th interest in a share of    % Series UU Cumulative Redeemable Perpetual Preferred Stock, par value $0.01 per share, with a $25,000 liquidation preference per share (equivalent to $25.00 per Depositary Share) (the “Series UU Preferred Stock”) of Telephone and Data Systems, Inc., deposited with Computershare Trust Company, as depositary (the “Depositary”). The Depositary Shares are evidenced by depositary receipts. As a holder of Depositary Shares, you will be entitled to a proportional fractional interest in all rights and preferences of the Series UU Preferred Stock (including dividend, voting, redemption and liquidation rights). You must exercise these rights through the Depositary.
Dividends on the Series UU Preferred Stock, when, as and if declared by our board of directors (the “Board”) or any duly authorized committee of the Board, will be payable on the liquidation preference amount, on a cumulative basis, quarterly in arrears on March 31st, June 30th, September 30th and December 31st of each year, commencing on June 30, 2021. Dividends will be payable out of amounts legally available for the payment of dividends at an annual rate equal to    % of the $25,000 liquidation preference per share of Series UU Preferred Stock (equivalent to $25.00 per Depositary Share). Dividends on the Series UU Preferred Stock will accumulate daily and be cumulative from, and including, the date of original issuance of the Series UU Preferred Stock.
The shares of Series UU Preferred Stock are perpetual and have no maturity date. We may, at our option, redeem the Series UU Preferred Stock, (i) in whole, at any time, or in part, from time to time, on or after March 31, 2026, at a redemption price in cash equal to $25,000 per share of Series UU Preferred Stock (equivalent to $25.00 per Depositary Share); or (ii) in whole but not in part, at any time prior to March 31, 2026, within 120 days after the conclusion of any review or appeal process instituted by us following the occurrence of a “Ratings Event” (as defined herein) or, if no review or appeal process is available or sought with respect to such Ratings Event, at any time within 120 days after the occurrence of such Ratings Event, at a redemption price in cash equal to $25,500 per share of Series UU Preferred Stock (equivalent to $25.50 per Depositary Share), plus, in each case, all accumulated and unpaid dividends (whether or not declared) to, but excluding, such redemption date. See “Description of the Series UU Preferred Stock — Optional Redemption.”
In addition, upon the occurrence of a Change of Control Triggering Event (as defined herein), we may, at our option, redeem any or all of the shares of Series UU Preferred Stock within 120 days after the first date on which such Change of Control Triggering Event occurred, at a redemption price in cash equal to $25,000 per share of Series UU Preferred Stock (equivalent to $25.00 per Depositary Share), plus any accumulated and unpaid dividends to, but not including, the redemption date, whether or not declared. See “Description of the Series UU Preference Shares — Change of Control — Optional Redemption upon a Change of Control Triggering Event.”
If we redeem the Preferred Stock, the Depositary will redeem a proportionate number of Depositary Shares. Neither you, as a holder of Depositary Shares, nor the Depositary will have the right to require the redemption or repurchase of the Preferred Stock or the Depositary Shares.
The Series UU Preferred Stock will not have voting rights, except as set forth under “Description of the Series UU Preferred Stock — Voting Rights.” A holder of Depositary Shares will be entitled to direct the Depositary to vote in such circumstances. See “Description of the Depositary Shares — Voting of the Depositary Shares.”
The Depositary Shares are a new issue of securities with no established trading market. We intend to apply to list the Depositary Shares on the New York Stock Exchange under the symbol “TDSPrU” and, if the application is approved, we expect trading in the Depositary Shares to begin within 30 days after the date that the Depositary Shares are first issued.
Investing in the Depositary Shares and the underlying Series UU Preferred Stock involves risks. See “Risk Factors” beginning on page S-12 of this prospectus supplement.
	Per Depositary Share	Total
Price to the Public(1)	$	$
Underwriting Discount(2)	$	$
Proceeds to Telephone and Data Systems, Inc.(3) Before Expenses	$	$

(1)
The price to the public does not include accrued dividends, if any, that may be declared. Dividends, if declared, will accrue from the date of original issuance, which is expected to be February           , 2021.

(2)
Reflects           Depositary Shares sold to retail investors, for which the underwriters will receive an underwriting discount of $      per Depositary Share, and           Depositary Shares sold to institutional investors, for which the underwriters will receive an underwriting discount of $      per Depositary Share.

(3)
Assumes no exercise of the underwriters’ over-allotment option described below.

We have granted the underwriters an option to purchase up to an additional        Depositary Shares within 30 days of the date of this prospectus supplement, solely to cover over-allotments, if any.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.
We expect the Depositary Shares to be ready for delivery only in book-entry form through the facilities of The Depository Trust Company for the accounts of its participants, including Clearstream Banking, S.A. and Euroclear Bank SA/NV, on or about February      , 2021.

Joint Book-Running Managers
BofA Securities	Citigroup	Morgan Stanley	RBC Capital Markets	UBS Investment Bank	Wells Fargo Securities

The date of this prospectus supplement is February           , 2021.

You should rely only on the information contained in or incorporated by reference in this prospectus supplement, the accompanying prospectus and any free writing prospectus authorized by us. We have not, and the underwriters have not, authorized anyone to provide you with information that is different. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer is not permitted. You should not assume that the information contained in or incorporated by reference in this prospectus supplement, the accompanying prospectus or any free writing prospectus authorized by us is accurate as of any date other than the date of the document containing the information or such other date as may be specified therein. Our business, financial condition, liquidity, results of operations and prospects may have changed since those respective dates.

Prospectus Supplement
Prospectus

ABOUT THIS PROSPECTUS SUPPLEMENT
This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of this offering. The second part, the accompanying prospectus, gives more general information, some of which does not apply to this offering.
If the description of the offering varies between this prospectus supplement and the accompanying prospectus, you should rely on the information contained in or incorporated by reference in this prospectus supplement.
It is important for you to read and consider all information contained in or incorporated by reference in this prospectus supplement and the accompanying prospectus in making your investment decision. You should also read and consider the information contained in the documents to which we have referred you in “Where You Can Find More Information” in this prospectus supplement and the accompanying prospectus.
Unless we have indicated otherwise, or the context otherwise requires, references in this prospectus supplement and the accompanying prospectus to “TDS,” “we,” “us” and “our” or similar terms are to Telephone and Data Systems, Inc.
PRIIPs Regulation / Prohibition of Sales to EEA Retail Investors
The Depositary Shares are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the European Economic Area (“EEA”). For these purposes, a “retail investor” means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); or (ii) a customer within the meaning of Directive (EU) 2016/97 (as amended, the “Insurance Distribution Directive”), where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in Regulation (EU) 2017/1129 (as amended, the “Prospectus Regulation”). Consequently, no key information document required by Regulation (EU) No 1286/2014 (as amended, the “PRIIPs Regulation”) for offering or selling the Depositary Shares or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the Depositary Shares or otherwise making them available to any retail investor in the EEA may be unlawful under the PRIIPs Regulation.
UK PRIIPs Regulation / Prohibition of Sales to UK Retail Investors
The Depositary Shares are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in United Kingdom (“UK”). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client, as defined in point (8) of Article 2 of Regulation (EU) No 2017/565 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018 (as amended, the “EUWA”); or (ii) a customer within the meaning of the provisions of the Financial Services and Markets Act 2000 (as amended, the “FSMA”) and any rules or regulations made under the FSMA to implement the Insurance Distribution Directive, where that customer would not qualify as a professional client, as defined in point (8) of Article 2(1) of Regulation (EU) No 600/2014 as it forms part of domestic law by virtue of the EUWA; or (iii) not a qualified investor as defined in Article 2 of the Prospectus Regulation as it forms part of domestic law by virtue of the EUWA (the “UK Prospectus Regulation”). Consequently, no key information document required by the PRIIPs Regulation as it forms part of domestic law by virtue of the EUWA (the “UK PRIIPs Regulation”) for offering or selling the Depositary Shares or otherwise making them available to retail investors in the UK has been prepared and therefore offering or selling the Depositary Shares or otherwise making them available to any retail investor in the UK may be unlawful under the UK PRIIPs Regulation.

PROSPECTUS SUPPLEMENT SUMMARY
The following summary is qualified in its entirety by, and should be read together with, the more detailed information that is included elsewhere in this prospectus supplement and the accompanying prospectus, as well as the information that is incorporated or deemed to be incorporated by reference in this prospectus supplement and the accompanying prospectus. See “Where You Can Find More Information” in this prospectus supplement for information about how you can obtain the information that is incorporated or deemed to be incorporated by reference in this prospectus supplement and the accompanying prospectus. Investing in the Depositary Shares involves risks. See “Risk Factors” in this prospectus supplement.
TDS
TDS is a diversified telecommunications company providing high-quality telecommunications services to approximately 6.2 million customers nationwide, including approximately 5.0 million wireless customers in 21 states and 1.2 million broadband, video and voice connections in 32 states at December 31, 2020. TDS conducts all of its wireless operations through its 82%-owned subsidiary, United States Cellular Corporation (“UScellular”). TDS provides broadband, video and voice services, through its wholly-owned subsidiary, TDS Telecommunications LLC (“TDS Telecom”), and hosted and managed services through its wholly-owned subsidiary, OneNeck IT Solutions (“OneNeck”). UScellular, TDS Telecom and OneNeck provided approximately 77%, 19% and 4%, respectively, of TDS’ consolidated revenues during 2020. TDS has its principal executive offices at 30 North LaSalle Street, Chicago, Illinois 60602, and its telephone number is (312) 630-1900. TDS was incorporated in 1968 and changed its corporate domicile from Iowa to Delaware in 1998.
TDS’ common stock is listed and trades on the New York Stock Exchange (the “NYSE”) under the symbol “TDS.”
The foregoing information about TDS is only a general summary and is not intended to be comprehensive. For additional information about TDS, you should refer to the information described under the caption “Where You Can Find More Information” in this prospectus supplement.

The Offering
Issuer
Telephone and Data Systems, Inc.
Securities Offered
      depositary shares (the “Depositary Shares”), each representing a 1/1,000th interest in a share of    % Series UU Cumulative Redeemable Perpetual Preferred Stock, par value $0.01 per share, with a $25,000 liquidation preference per share of Series UU Preferred Stock (equivalent to $25.00 per Depositary Share) (the “Series UU Preferred Stock”) of Telephone and Data Systems, Inc., deposited with Computershare Trust Company, N.A., as depositary (the “Depositary”). Each holder of a Depositary Share will be entitled, through the Depositary, in proportion to the applicable fraction of a share of the Series UU Preferred Stock represented by such Depositary Share, to all the rights and preferences of the Series UU Preferred Stock represented thereby (including dividend, voting, redemption and liquidation rights).
The underwriters have the option to purchase up to an additional      Depositary Shares within 30 days of the date of this prospectus supplement, solely to cover over-allotments, if any.
Further Issuances
We may at any time and from time to time, without notice to, or the consent of, holders of the Depositary Shares and the underlying Series UU Preferred Stock, elect to issue additional Depositary Shares representing additional shares of the Series UU Preferred Stock, and all such additional depositary shares would be deemed to form a single series with the Depositary Shares offered hereby.
Dividends
Dividends on the Series UU Preferred Stock, when, as and if declared by our board of directors (the “Board”) or any duly authorized committee of the Board, will be payable on the liquidation preference amount, on a cumulative basis, quarterly in arrears on March 31st, June 30th, September 30th and December 31st of each year, commencing on June 30, 2021. Dividend payment dates are subject to adjustment for business days. Dividends will be payable out of amounts legally available for the payment of dividends at the rate equal to    % per annum of the $25,000 liquidation preference per share of Series UU Preferred Stock (equivalent to $25.00 per Depositary Share). Dividends will accumulate daily and be cumulative from, and including, the date of original issuance of the Series UU Preferred Stock.
The amount of the dividend per share of Series UU Preferred Stock will be calculated for each dividend period (or portion thereof) on the basis of a 360-day year consisting of twelve 30-day months.
Dividends on the Series UU Preferred Stock will be cumulative (i) whether or not we have earnings, (ii) whether or not there are funds legally available for the payment of such dividends, (iii) whether or not such dividends are authorized or declared and (iv) whether or not any of our agreements prohibit the current payment of dividends, including any agreement relating to our indebtedness. Accordingly, if the Board or any duly authorized committee of the Board does not declare a dividend on the Series UU Preferred Stock payable in respect of any dividend period before the related dividend payment date, such dividend shall accumulate and an amount equal to such accumulated dividend shall become payable out of funds legally available therefor upon the liquidation, dissolution or winding-up of our affairs (or earlier redemption of such shares of Series UU Preferred Stock), to the extent not paid prior to such liquidation, dissolution or winding-up or earlier redemption, as the case may be. No interest, or sum of money in lieu of interest, will be payable on any dividend payment that may be in arrears on the Series UU Preferred Stock.
Any dividends paid on the Series UU Preferred Stock will be distributed to the holders of Depositary Shares in the manner described under “Description of the Depositary Shares — Dividends and Other Distributions.”
Restrictions on Dividends
We will not declare or pay, or set aside for payment, full dividends on the Series UU Preferred Stock or any Parity Stock (as defined herein) for any dividend period unless the full cumulative dividends have been declared and paid (or declared and a sum sufficient for the payment thereof has been set aside) on the Series UU Preferred Stock and any such Parity Stock through the most recently completed dividend period for each such security. When dividends are not paid (or declared and a sum sufficient for payment thereof set aside) in full on the Series UU Preferred Stock or any Parity Stock, all dividends declared for such dividend period with respect to the Series UU Preferred Stock and such Parity Stock shall be declared on a pro rata basis. Any portion of such dividends not declared and paid (or declared and a sum sufficient for payment thereof set aside) that are payable upon the Series UU Preferred Stock and such Parity Stock in respect of such dividend period on such dividend payment date shall accumulate, and an amount equal to such undeclared portion of such dividends shall become payable out of funds legally available for the payment of dividends upon liquidation, dissolution or winding-up (or earlier redemption of such shares of Series UU Preferred Stock and such Parity Stock), to the extent not paid prior to such liquidation, dissolution or winding-up or earlier redemption. See “Description of the Series UU Preferred Stock — Dividends.”
During any dividend period, so long as any Series UU Preferred Stock remains outstanding, unless the full cumulative dividends have been declared and paid (or declared and a sum sufficient for the payment thereof has been set aside) on the Series UU Preferred Stock and any Parity Stock through the most recently completed dividend period:
•
no dividend shall be paid or declared on our common stock or other Junior Stock (as defined herein) (other than a dividend payable solely in Junior Stock); and

•
no common stock or other Junior Stock shall be purchased, redeemed or otherwise acquired for consideration by us, directly or indirectly (other than (a) purchases, redemptions or other acquisitions of shares of Junior Stock pursuant to any employment contract, dividend reinvestment and stock purchase plan, benefit plan or other similar arrangement with or for the benefit of employees, officers, directors, consultants or advisors, (b) as a result of a reclassification of Junior Stock for or into other Junior Stock, (c) the exchange or conversion of one share of Junior Stock for or into another share of such Junior Stock, or (d) through the use of the proceeds of a substantially contemporaneous sale of Junior Stock) during a dividend period.
The Series UU Preferred Stock will rank junior as to payment of dividends to any class or series of our Senior Stock (as defined herein) that we may issue in the future. If at any time we have failed to pay, on the applicable payment date, accumulated dividends on any class or series of Senior Stock, we may not pay any dividends on the outstanding Series UU Preferred Stock or redeem or otherwise repurchase any shares of Series UU Preferred Stock until we have paid or set aside for payment the full amount of the unpaid dividends on the Senior Stock that must, under the terms of such securities, be paid before we may pay dividends on, or redeem or repurchase, the Series UU Preferred Stock.
No dividends on the Series UU Preferred Stock shall be declared and paid (or declared and a sum sufficient for the payment thereof set aside) at such time as the terms and provisions of any agreement of ours, including any agreement relating to our indebtedness, prohibits such declaration and payment (or declaration and setting aside a sum sufficient for the payment thereof) would constitute a breach thereof or a default thereunder, or if the declaration and payment (or the declaration and setting aside a sum sufficient for the payment thereof) shall be restricted or prohibited by law.
Payment of dividends on the Series UU Preferred Stock is subject to certain other restrictions described under “Description of the Series UU Preferred Stock — Dividends.”
Optional Redemption
We may, at our option, redeem the Series UU Preferred Stock:
•
in whole, at any time, or in part, from time to time, on or after March 31, 2026, at a redemption price in cash equal to $25,000 per share of Series UU Preferred Stock (equivalent to $25.00 per Depositary Share); or

•
in whole but not in part, at any time prior to March 31, 2026, within 120 days after the conclusion of any review or appeal process instituted by us following the occurrence of a Ratings Event (as defined herein) or, if no review or appeal process is available or sought with respect to such Ratings Event, at any time within 120 days after the occurrence of such Ratings Event, at a redemption price in cash equal to $25,500 per share of Series UU Preferred Stock (equivalent to $25.50 per Depositary Share), plus, in each case, all accumulated and unpaid dividends (whether or not declared) to, but excluding, such redemption date.
“Ratings Event” means that any nationally recognized statistical rating organization as defined in Section 3(a)(62) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or in any successor provision thereto, that then publishes a rating for us (a “rating agency”) amends, clarifies or changes the criteria it uses to assign equity credit to securities such as the Series UU Preferred Stock, which amendment, clarification or change results in:

•
the shortening of the length of time the Series UU Preferred Stock is assigned a particular level of equity credit by that rating agency as compared to the length of time they would have been assigned that level of equity credit by that rating agency or its predecessor on the initial issuance of the Series UU Preferred Stock; or

•
the lowering of the equity credit (including up to a lesser amount) assigned to the Series UU Preferred Stock by that rating agency as compared to the equity credit assigned by that rating agency or its predecessor on the initial issuance of the Series UU Preferred Stock.

If we redeem the Series UU Preferred Stock in whole or in part, the Depositary will redeem a proportionate number of Depositary Shares.
The Series UU Preferred Stock will not be subject to any sinking fund or other obligation of ours to redeem, repurchase or retire the Series UU Preferred Stock. See “Description of the Series UU Preferred Stock — Optional Redemption.”
Optional Redemption Upon a Change of Control Triggering Event
Upon the occurrence of a Change of Control Triggering Event (as defined below), we may, at our option, redeem the Series UU Preferred Stock underlying the Depositary Shares, in whole or in part, within 120 days after the first date on which such Change of Control Triggering Event occurred, at a redemption price in cash equal to $25,000 per share of Series UU Preferred Stock (equivalent to $25.00 per Depositary Share), plus all accumulated and unpaid distributions to, but not including, the redemption date, whether or not declared. If we redeem the Series UU Preferred Stock, the Depositary will redeem a proportionate number of Depositary Shares. If, prior to the Change of Control Conversion Date (as defined below), we exercise our redemption rights relating to the Series UU Preferred Stock, the holders of Depositary Shares representing the interests in the Series UU Preferred Stock that we have elected to redeem will not have any right to direct the Depositary to convert the Series UU Preferred Stock as described under “Description of the Series UU Preferred Stock — Conversion Right Upon a Change of Control Triggering Event.” Any cash payment to holders of Series UU Preferred Stock will be subject to any limitations in the agreements governing our indebtedness.
“Change of Control” means the occurrence of any of the following after the original issue date of the Series UU Preferred Stock:
(1) the acquisition by any person, including any “person” within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act, of beneficial ownership within the meaning of Rule 13(d)(3) promulgated under the Exchange Act, of the then outstanding securities of the Company (the “Outstanding Voting Securities”) having sufficient voting power of all classes of capital stock of the Company to elect 50% or more of the members of the Board, excluding, however, the following: (i) any acquisition directly from the Company or (a) a person owning, directly or indirectly, the combined voting power of all classes of capital stock of the Company that is sufficient to elect at least a majority of the members of the Board, or (b) a person of which the Company, directly or indirectly, owns or controls shares or securities or other interests having combined voting power sufficient to permit the Company to elect at least a majority of the members of the board of directors or other governing body of such person (an “Affiliate”) (excluding any acquisition resulting from the exercise of an exercise, conversion or exchange privilege, unless the security being so exercised, converted or exchanged was acquired directly from the Company or an Affiliate), (ii) any acquisition by the Company or an Affiliate, (iii) any acquisition by an employee benefit plan (or related trust) sponsored or maintained by the Company or an Affiliate, or (iv) any acquisition by the following persons: (A) any child of LeRoy T. Carlson or the spouse of any such child, (B) any grandchild of LeRoy T. Carlson, including any child adopted by any child of LeRoy T. Carlson, or the spouse of any such grandchild, (C) the estate of any of the persons described in clauses (A) – (B), (D) any trust or similar arrangement (including any acquisition on behalf of such trust or similar arrangement by the trustees or similar persons) provided that all of the current beneficiaries of such trust or similar arrangement are persons described in clauses (A) – (B) or their lineal descendants, or (E) the voting trust established by the Amended and Restated Voting Trust Agreement dated as of June 30, 1989, which expires on June 30, 2035 (the “Voting Trust”), or any successor to such Voting Trust, including the trustees of such Voting Trust on behalf of such Voting Trust (all such persons, collectively, the “Exempted Persons”); or
(2) consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company (a “Corporate Transaction”), excluding, however, a Corporate Transaction pursuant to which (i) all or substantially all of the persons who are the beneficial owners of the Outstanding Voting Securities immediately prior to such Corporate Transaction will beneficially own, directly or indirectly, (x) sufficient voting power to elect at least a majority of the members of the board of directors of the corporation resulting from the Corporate Transaction and (y) more than 50% of the combined voting power of the outstanding securities which are entitled to vote generally on matters (without regard to the election of directors) of the corporation resulting from such Corporate Transaction (including in each of clauses (x) and (y), without limitation, a corporation which as a result of such transaction owns, either directly or indirectly, the Company or all or substantially all of the Company’s assets), in substantially the same proportions relative to each other as the shares of Outstanding Voting Securities are owned immediately prior to such Corporate Transaction or (ii) no person (other than the following persons: (v) the Company or an Affiliate, (w) any employee benefit plan (or related trust) sponsored or maintained by the Company or an Affiliate, (x) the corporation resulting from such Corporate Transaction,

(y) the Exempted Persons, and (z) any person which beneficially owned, immediately prior to such Corporate Transaction, directly or indirectly, 50% or more of the Outstanding Voting Securities) will beneficially own, directly or indirectly, 50% or more of the combined voting power of the outstanding securities of such corporation entitled to vote generally on matters (without regard to the election of directors).
“Change of Control Triggering Event” means the occurrence of a Change of Control that is accompanied or followed by either a downgrade by one or more gradations (including both gradations within ratings categories and between ratings categories) or withdrawal of the rating of the Series UU Preferred Stock within the Ratings Decline Period (in any combination) by all three Named Rating Agencies, as a result of which the rating of the Series UU Preferred Stock on any day during the Ratings Decline Period is withdrawn or below the rating by all three Named Rating Agencies in effect immediately preceding the first public announcement of the Change of Control (or occurrence thereof if such Change of Control occurs prior to public announcement).
“Ratings Decline Period” means the period that (i) begins on the occurrence of a Change of Control and (ii) ends 60 days following consummation of such Change of Control.
Ranking
The Series UU Preferred Stock will represent perpetual equity interests in us and, unlike our indebtedness, will not give rise to a claim for payment of a principal amount at a particular date. The Series UU Preferred Stock will rank, with respect to anticipated dividends (whether cumulative or non-cumulative with respect to any given series) and distributions upon the liquidation, winding-up and dissolution of our affairs:
•
senior to our common stock and to each other class or series of our capital stock established after the original issue date of the Series UU Preferred Stock that is not expressly made senior to, or on parity with, the Series UU Preferred Stock as to the payment of dividends or amounts payable on a liquidation, dissolution or winding-up of our affairs (the “Junior Stock”);

•
on a parity with any class or series of our capital stock established after the original issue date of the Series UU Preferred Stock that is expressly made on parity with the Series UU Preferred Stock as to the payment of dividends and amounts payable on a liquidation, dissolution or winding-up of our affairs (the “Parity Stock”);

•
junior to any class or series of our capital stock established after the original issue date of the Series UU Preferred Stock that is expressly made senior to the Series UU Preferred Stock as to the payment of dividends or amounts payable on a liquidation, dissolution or winding-up of our affairs (the “Senior Stock”);

•
junior to all of our existing and future indebtedness (including indebtedness outstanding under our credit facilities and our unsecured senior notes) and other liabilities with respect to assets available to satisfy claims against us; and

•
structurally subordinated to existing and future indebtedness and other liabilities of our subsidiaries and future preferred stock of our subsidiaries.

Parity Stock with respect to the Series UU Preferred Stock may include series of our preferred stock that have different dividend rates, redemption or conversion features, mechanics, dividend periods (e.g., semi-annual rather than quarterly), payment of dividends (whether cumulative or non-cumulative), payment dates and record dates than the Series UU Preferred Stock.
As of the date of this prospectus supplement, we do not currently have any Junior Stock other than our common stock, any Parity Stock, or any Senior Stock outstanding. At December 31, 2020, we had approximately $961 million of long-term debt outstanding. At December 31, 2020, our subsidiaries had approximately $2,577 million of long-term debt outstanding. See “Description of the Series UU Preferred Stock — Ranking.”
Liquidation Rights
Upon any voluntary or involuntary liquidation, dissolution or winding-up of our affairs, holders of the Series UU Preferred Stock are entitled to receive out of our assets legally available for distribution to stockholders, after satisfaction of liabilities and obligations to creditors, if any, and subject to the rights of holders of Senior Stock in respect of distributions upon liquidation, dissolution or winding-up of our affairs, and before any distribution is made to or set aside for holders of our common stock or any other Junior Stock, a liquidating distribution in the amount of $25,000 per share of Series UU Preferred Stock (equivalent to $25.00 per Depositary Share), plus all accumulated and unpaid dividends (whether or not declared).
Distributions will be made pro rata as to the Series UU Preferred Stock and any Parity Stock and only to the extent of our assets, if any, that are available after satisfaction of all liabilities and obligations to our creditors, if any. See “Description of the Series UU Preferred Stock — Liquidation Rights.”
Voting Rights
None, except with respect to certain amendments to the terms of the Series UU Preferred Stock, in the case of certain dividend nonpayments and as otherwise required by applicable law. See “Description of the Series UU Preferred Stock — Voting Rights.” Holders of Depositary Shares must act through the Depositary to exercise any voting rights. See “Description of the Depositary Shares — Voting of the Depositary Shares.”
No Maturity Date
The Series UU Preferred Stock is perpetual and has no maturity date, and we are not required to redeem the Series UU Preferred Stock. Accordingly, all shares of the Series UU Preferred Stock and, in turn, the Depositary Shares will remain outstanding indefinitely, unless and until we decide to redeem them or they are converted in connection with a Change of Control.
Preemptive and Conversion
Rights
None, except as described under “— Conversion Right Upon a Change of Control Triggering Event.”

Conversion Right Upon a Change of Control Triggering Event
Upon the occurrence of a Change of Control Triggering Event, each holder of Depositary Shares representing interests in the Series UU Preferred Stock will have the right (unless we have provided notice of our election to redeem the Series UU Preferred Stock) to direct the Depositary, on such holder’s behalf, to convert some or all of the Series UU Preferred Stock held by such holder on the Change of Control Conversion Date into a number of shares of our common stock to be converted equal to the lesser of:
•
the quotient obtained by dividing (i) the sum of the $25.00 per Depositary Share liquidation preference plus the amount of any accumulated and unpaid distributions to, but not including, the Change of Control Conversion Date (unless the Change of Control Conversion Date is after a record date for a Series UU Preferred Stock dividend payment and prior to the corresponding Series UU Preferred Stock dividend payment, in which case no additional amount for such accumulated and unpaid distribution will be included in this sum) by (ii) the Common Stock Price, and

•
       , which is the quotient obtained by dividing (i) the $25.00 per Depositary Share liquidation preference by (ii) one-half of the closing price of our common stock on the NYSE on                 , 2021, which was the trading day immediately preceding the date of this prospectus supplement, subject, in each case, to certain adjustments and provisions for (i) the receipt of Alternative Conversion Consideration and (ii) splits, combinations and distributions in the form of equity issuances.
Because each Depositary Share represents a 1/1,000th interest in a share of the Series UU Preferred Stock, the number of shares of common stock ultimately received for each Depositary Share will be equal to the number of shares of common stock received upon conversion of each share of Series UU Preferred Stock divided by 1,000. In the event that the conversion would result in the issuance of fractional shares of common stock, we will pay each holder of Depositary Shares the cash value of such fractional shares in lieu of such fractional shares.
For definitions of “Alternative Conversion Consideration,” “Change of Control Conversion Date,” and “Common Stock Price,” and the restrictions on cash payments under a Change of Control Triggering Event hereunder, see “Description of the Series UU Preferred Stock — Change of Control.”
Listing
We intend to apply to list the Depositary Shares on the NYSE under the symbol “TDSPrU” and, if the application is approved, we expect trading in the Depositary Shares to begin within 30 days after the date that the Depositary Shares are first issued. We do not expect that there will be any separate trading market for the shares of the Series UU Preferred Stock except as represented by the Depositary Shares.

Material U.S. Federal Income Tax Considerations
You should carefully read the section entitled “Material U.S. Federal Income Tax Considerations.”
Use of Proceeds
The net proceeds from the sale of the Depositary Shares, after deducting the underwriting discount and related offering expenses, will be approximately $      ($      if the underwriters exercise their over-allotment option in full). We intend to use the net proceeds from the sale of the Depositary Shares for general corporate purposes, which includes the funding of capital expenditures associated with the fiber-to-the-home program in new markets. See “Use of Proceeds.”
Form of the Depositary
Shares
The Depositary Shares will be represented by one or more fully registered global depositary receipts that will be deposited with and registered in the name of The Depository Trust Company (“DTC”) or its nominee. This means that you will not receive a certificate for your Depositary Shares except under limited circumstances described herein. See “Book-Entry System.”
Transfer Agent and Registrar
Computershare Trust Company, N.A.
Depositary
Computershare Trust Company, N.A.
Risk Factors
An investment in the Depositary Shares and the underlying Series UU Preferred Stock involves risks. You should carefully consider the discussion of risks in “Risk Factors” in this prospectus supplement and the other information included or incorporated by reference in this prospectus supplement and the accompanying prospectus, including “Cautionary Statement Regarding Forward-Looking Information” in this prospectus supplement, before making an investment decision.

RISK FACTORS
Any investment in the Depositary Shares or the underlying Series UU Preferred Stock involves a high degree of risk. You should consider carefully the risk factors set forth below as well as the risk factors under the section captioned “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2020 (the “2020 Form 10-K”), which has been filed with the Securities and Exchange Commission (the “SEC”) and is incorporated by reference in this prospectus supplement and the accompanying prospectus, as well as all of the other information included or incorporated by reference in this prospectus supplement and the accompanying prospectus, before making an investment in the Depositary Shares or the underlying Series UU Preferred Stock.
Risks Related to the Depositary Shares and the Series UU Preferred Stock
You are making an investment decision with respect to the Depositary Shares as well as the Series UU Preferred Stock.
We are issuing fractional interests in shares of Series UU Preferred Stock in the form of Depositary Shares. Accordingly, the Depositary will rely on the payments it receives on the Series UU Preferred Stock to fund all payments on the Depositary Shares. You should carefully review the information in the accompanying prospectus and in this prospectus supplement regarding both of these securities.
The Series UU Preferred Stock is equity and therefore is subordinated to our existing and future indebtedness.
The shares of Series UU Preferred Stock will be equity interests in TDS and will not constitute indebtedness. As such, the Series UU Preferred Stock will rank junior to all of our existing and future indebtedness (including without limitation indebtedness outstanding under our credit facilities and our senior unsecured notes) we may issue in the future with respect to assets available to satisfy claims against us. The Series UU Preferred Stock would also rank junior to any Senior Stock that we may issue in the future. At December 31, 2020, we had approximately $961 million of long-term debt outstanding.
While there are no restrictions under our current indebtedness on our ability to pay dividends to our stockholders, our future indebtedness may restrict payments of dividends on the Series UU Preferred Stock. Only the Change of Control Conversion Right relating to the Series UU Preferred Stock protects the holders of the Series UU Preferred Stock in the event of a highly leveraged or other transaction, including a merger or the sale, lease or conveyance of all or substantially all of our assets or business, which might adversely affect the holders of the Series UU Preferred Stock.
Dividends are payable on the Series UU Preferred Stock underlying the Depositary Shares only when, as and if declared and only out of funds legally available therefor.
Unlike indebtedness, where principal and interest would customarily be payable on specified due dates, dividends on the Series UU Preferred Stock underlying the Depositary Shares are payable when, as and if declared by the Board or any duly authorized committee of the Board, and only out of funds legally available therefor. In addition, we may become subject to contractual restrictions on our ability to pay dividends in the future. Therefore, although dividends are cumulative on the Series UU Preferred Stock, you cannot be certain that dividends will be paid on the Series UU Preferred Stock on the dividend payment dates described herein, or at all.
Our holding company structure results in structural subordination and may affect our ability to pay cash dividends on the Series UU Preferred Stock.
As a holding company, substantially all of our income and operating cash flow is dependent upon the earnings of our subsidiaries and the distribution of those earnings to, or upon loans or other payments of funds by those subsidiaries to, us. As a result, we rely upon our subsidiaries to generate the funds necessary to meet our obligations, including our ability to pay cash dividends on the Series UU Preferred Stock. Our subsidiaries are separate and distinct legal entities and have no obligation to pay any cash dividends on the Series UU Preferred Stock or, subject to limited exceptions under certain intercompany agreements, to make any funds available to us to pay our obligations, whether by dividends, loans or other payments. Certain of our subsidiaries’ loan agreements contain various restrictions on the transfer of funds to us, including certain provisions that restrict the amount of dividends that may be paid to us. Moreover, our rights to receive assets of any subsidiary upon its liquidation or reorganization (and the ability of holders of our Preferred Stock to benefit indirectly therefrom) will be effectively subordinated to the claims of creditors of that subsidiary, including trade creditors. At December 31, 2020, our subsidiaries had approximately $2,577 million of long-term debt outstanding, all of which would effectively rank senior to the Series UU Preferred Stock upon our liquidation.
Investors should not expect us to redeem the Series UU Preferred Stock on the date it first becomes redeemable or on any particular date after it becomes redeemable.
The Series UU Preferred Stock will be a perpetual equity security. This means that it will have no maturity or mandatory redemption date and will not be redeemable at the option of the holders. The Series UU Preferred Stock may be redeemed by us at our option (i) in whole, at any time, or in part, from time to time, on or after March 31, 2026, at a redemption price in cash equal to $25,000 per share of Series UU Preferred Stock (equivalent to $25.00 per Depositary Share), plus, in each case, all accumulated and unpaid dividends (whether or not declared) to, but excluding, such redemption date, (ii) in whole, but not in part, at any time prior to March 31, 2026, within 120 days after the conclusion of any review or appeal process instituted by us following the occurrence of a Ratings Event or, if no review or appeal process is available or sought with respect to such Ratings Event, at any time within 120 days after the occurrence of such Ratings Event,, at a redemption price in cash equal to $25,500 per share of Series UU Preferred Stock (equivalent to $25.50 per Depositary Share) or (iii) upon the occurrence of a Change of Control Triggering Event. If we redeem the Series UU Preferred Stock in whole or in part, the Depositary will redeem a proportionate number of Depositary Shares. If we choose to redeem the Series UU Preferred Stock, you may not be able to reinvest the redemption proceeds in a comparable security at an effective dividend or interest rate as high as the dividend payable on the Series UU Preferred Stock. Any decision we may make at any time to redeem the Series UU Preferred Stock will depend upon, among other things, our evaluation of our capital position, the terms of the Change of Control and general market conditions at that time. Accordingly, investors should not expect us to redeem the Series UU Preferred Stock on the date it first becomes redeemable or on any particular date thereafter.
There may be future sales of Series UU Preferred Stock or the Depositary Shares, which may adversely affect the market price of the Depositary Shares.
We are not restricted from issuing additional Series UU Preferred Stock or Depositary Shares or securities similar to the Series UU Preferred Stock or the Depositary Shares, including any securities that are convertible into or exchangeable for, or that represent the right to receive, Series UU Preferred Stock or Depositary Shares. Holders of the Series UU Preferred Stock or the Depositary Shares have no preemptive rights that entitle holders to purchase their pro rata share of any offering of shares of any class or series. The market price of the Depositary Shares could decline as a result of sales of Series UU Preferred Stock or Depositary Shares or of other securities made after this offering or the perception that such sales could occur. Because our decision to issue securities in any future offering will depend on market conditions and other factors beyond our control, we cannot predict or estimate the amount, timing or nature of any future offerings. Thus, holders of the Depositary Shares bear the risk of our future offerings reducing the market price of the Depositary Shares and diluting their holdings in the Series UU Preferred Stock.
If we are not paying full dividends on any future Parity Stock, we will not be able to pay full dividends on the Series UU Preferred Stock, and if we are not paying dividends on any future Senior Stock, we will not be able to pay any dividends on the Series UU Preferred Stock.
When dividends are not paid in full on any shares of outstanding Parity Stock for a dividend period, all dividends declared with respect to shares of Series UU Preferred Stock and all shares of outstanding Parity Stock for such dividend period shall be declared pro rata so that the respective amounts of such dividends declared bear the same ratio to each other as all accumulated but unpaid dividends per share on the shares of Series UU Preferred Stock and all shares of outstanding Parity Stock for such dividend period bear to each other. Therefore, if we are not paying full dividends on any outstanding shares of Parity Stock, we will not be able to pay full dividends on the Series UU Preferred Stock and, in turn, the Depositary

Shares. Similarly, if we issue any series of Senior Stock, we expect that if we do not pay any amount of stated dividends thereon, we will not be able to pay any dividends on the Series UU Preferred Stock.
The Depositary Shares and the underlying Series UU Preferred Stock may not have an active trading market.
The Depositary Shares and the underlying Series UU Preferred Stock are new issues of securities and do not have an established trading market. Although we plan to apply to have the Depositary Shares listed on the NYSE, there is no guarantee that we will be able to list the Depositary Shares. Even if the Depositary Shares are listed, we cannot assure you that an active after-market for the Depositary Shares will develop or be sustained or that holders of the Depositary Shares will be able to sell their Depositary Shares at favorable prices or at all. The difference between bid and ask prices in any secondary market for the Depositary Shares could be substantial. Accordingly, no assurance can be given as to the liquidity of, or trading markets for, the Depositary Shares, and holders of the Depositary Shares (which do not have a maturity date) may be required to bear the financial risks of an investment in the Depositary Shares for an indefinite period of time. We do not expect that there will be any separate public trading market for the shares of Series UU Preferred Stock except as represented by the Depositary Shares.
The voting rights of holders of the Series UU Preferred Stock and, in turn, the Depositary Shares will be limited.
Holders of the Series UU Preferred Stock and, in turn, the Depositary Shares have no voting rights with respect to matters that generally require the approval of voting stockholders. The limited voting rights of holders of the Series UU Preferred Stock include the right to vote as a single class on certain matters that may affect the preference or special rights of the Series UU Preferred Stock, as described under “Description of the Series UU Preferred Stock — Voting Rights.” In addition, if dividends on the Series UU Preferred Stock have not been declared and paid for the equivalent of six quarterly full dividend periods, whether or not for consecutive dividend periods, holders of the outstanding Series UU Preferred Stock and, in turn, the Depositary Shares, together with holders of any other outstanding series of Parity Security ranking equal with the Series UU Preferred Stock with similar voting rights, will be entitled to vote for the election of two additional directors, subject to the terms and to the limited extent described under “Description of the Series UU Preferred Stock — Voting Rights” and “Description of the Depositary Shares — Voting of the Depositary Shares.” Holders of the Depositary Shares must act through the Depositary to exercise any voting rights in respect of the Series UU Preferred Stock.
Although each Depositary Share is entitled to 1/1,000th of a vote, the Depositary can only vote whole shares of Series UU Preferred Stock. While the Depositary will vote the maximum number of whole shares of the Series Preferred Stock in accordance with the instructions it receives, any remaining votes of holders of the Depositary Shares will not be voted.
A downgrade, suspension or withdrawal of, or change in the methodology used to determine, any rating assigned by a rating agency to us or our securities, including the Series UU Preferred Stock, could cause the liquidity or trading price of the Series UU Preferred Stock to decline significantly.
Real or anticipated changes in the credit ratings assigned to the Depositary Shares, the Series UU Preferred Stock or our credit ratings generally could affect the trading price of the Depositary Shares. Credit ratings are not a recommendation to buy, sell or hold any security, and may be revised or withdrawn at any time by the issuing organization in its sole discretion. In addition, credit rating agencies continually review their ratings for the companies that they follow, including us. The credit rating agencies also evaluate the wireless telecommunication industry as a whole and may change their credit rating for us and our securities, including the Depositary Shares and the Series UU Preferred Stock, based on their overall view of our industry. A downgrade, withdrawal, or the announcement of a possible downgrade or withdrawal of the ratings assigned to the Depositary Shares and the Series UU Preferred Stock, us or our other securities, or any perceived decrease in our creditworthiness could cause the trading price of the Depositary Shares to decline significantly.
The rating agencies that currently or may in the future publish a rating for us, the Depositary Shares or the Series UU Preferred Stock may from time to time in the future change the methodologies that they use for analyzing the wireless telecommunication industry as a whole and securities with features similar to the

Depositary Shares or the Series UU Preferred Stock. This may include, for example, changes to the relationship between ratings assigned to an issuer’s senior securities and ratings assigned to securities with features similar to the Depositary Shares or the Series UU Preferred Stock, which is sometimes called “notching.” If the rating agencies change their practices for rating these securities in the future, and the ratings of the Depositary Shares or the Series UU Preferred Stock are subsequently lowered or “notched” further, the trading price of the Depositary Shares could be negatively affected.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING INFORMATION
This prospectus supplement, the accompanying prospectus, and the information incorporated by reference herein and therein contain statements that are not based on historical facts and represent “forward-looking statements” within the meaning of Section 27A of the Securities Act, Section 21E of the Exchange Act and the rules of the SEC. All statements, other than statements of historical facts, are forward-looking statements. The words “believes,” “anticipates,” “estimates,” “expects,” “plans,” “intends,” “projects” and similar expressions are intended to identify these forward-looking statements, but are not the exclusive means of identifying them. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause actual results, events or developments to be significantly different from any future results, events or developments expressed or implied by such forward-looking statements. Such risks, uncertainties and other factors include those set forth below and the risks included or incorporated by reference under “Risk Factors.” However, such factors are not necessarily all of the important factors that could cause actual results, performance or achievements to differ materially from those expressed in, or implied by, the forward-looking statements contained in this prospectus supplement, the accompanying prospectus, and the information incorporated by reference herein and therein. Other unknown or unpredictable factors also could have material adverse effects on future results, performance or achievements. TDS undertakes no obligation to update publicly any forward-looking statements whether as a result of new information, future events or otherwise. You should carefully consider the Risk Factors included or incorporated by reference herein or therein, the following factors and other information contained in, or incorporated by reference into, this prospectus supplement and the accompanying prospectus to understand the material risks relating to TDS’ business.
Operational Risk Factors
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Intense competition involving products, services, pricing, and network speed and technologies could adversely affect TDS’ revenues or increase its costs to compete.

•
Changes in roaming practices or other factors could cause TDS’ roaming revenues to decline from current levels, roaming expenses to increase from current levels and/or impact TDS’ ability to service its customers in geographic areas where TDS does not have its own network, which could have an adverse effect on TDS’ business, financial condition or results of operations.

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A failure by TDS to obtain access to adequate radio spectrum to meet current or anticipated future needs and/or to accurately predict future needs for radio spectrum could have an adverse effect on TDS’ business, financial condition or results of operations.

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An inability to attract people of outstanding talent throughout all levels of the organization, to develop their potential through education and assignments, and to retain them by keeping them engaged, challenged and properly rewarded could have an adverse effect on TDS’ business, financial condition or results of operations.

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TDS’ smaller scale relative to larger competitors that may have greater financial and other resources than TDS could cause TDS to be unable to compete successfully, which could adversely affect its business, financial condition or results of operations.

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Changes in various business factors, including changes in demand, consumer preferences and perceptions, price competition, churn from customer switching activity and other factors, could have an adverse effect on TDS’ business, financial condition or results of operations.

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Advances or changes in technology could render certain technologies used by TDS obsolete, could put TDS at a competitive disadvantage, could reduce TDS’ revenues or could increase its costs of doing business.

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Complexities associated with deploying new technologies present substantial risk and TDS’ investments in unproven technologies may not produce the benefits that TDS expects.

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Costs, integration problems or other factors associated with acquisitions, divestitures or exchanges of properties or wireless spectrum licenses and/or expansion of TDS’ businesses could have an adverse effect on TDS’ business, financial condition or results of operations.

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A failure by TDS to complete significant network construction and systems implementation activities as part of its plans to improve the quality, coverage, capabilities and capacity of its network, support and other systems and infrastructure could have an adverse effect on its operations.

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Difficulties involving third parties with which TDS does business, including changes in TDS’ relationships with or financial or operational difficulties of key suppliers or independent agents and third party national retailers who market TDS’ services, could adversely affect TDS’ business, financial condition or results of operations.

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A failure by TDS to maintain flexible and capable telecommunication networks or information technology, or a material disruption thereof, could have an adverse effect on TDS’ business, financial condition or results of operations.

Financial Risk Factors
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Uncertainty in TDS’ future cash flow and liquidity or the inability to access capital, deterioration in the capital markets, other changes in TDS’ performance or market conditions, changes in TDS’ credit ratings or other factors could limit or restrict the availability of financing on terms and prices acceptable to TDS, which could require TDS to reduce its construction, development or acquisition programs, reduce the amount of wireless spectrum licenses acquired, and/or reduce or cease share repurchases and/or the payment of dividends.

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TDS has a significant amount of indebtedness which could adversely affect its financial performance and in turn adversely affect its ability to make payments on its indebtedness, comply with terms of debt covenants and incur additional debt.

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TDS’ assets and revenue are concentrated primarily in the U.S. telecommunications industry. Consequently, its operating results may fluctuate based on factors related primarily to conditions in this industry.

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TDS has significant investments in entities that it does not control. Losses in the value of such investments could have an adverse effect on TDS’ financial condition or results of operations.

Regulatory, Legal and Governance Risk Factors
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Failure by TDS to timely or fully comply with any existing applicable legislative and/or regulatory requirements or changes thereto could adversely affect TDS’ business, financial condition or results of operations.

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TDS receives significant regulatory support, and is also subject to numerous surcharges and fees from federal, state and local governments — the applicability and the amount of the support and fees are subject to great uncertainty, including the ability to pass through certain fees to customers, and this uncertainty could have an adverse effect on TDS’ business, financial condition or results of operations.

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Settlements, judgments, restraints on its current or future manner of doing business and/or legal costs resulting from pending and future litigation could have an adverse effect on TDS’ business, financial condition or results of operations.

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The possible development of adverse precedent in litigation or conclusions in professional studies to the effect that radio frequency emissions from wireless devices and/or cell sites cause harmful health consequences, including cancer or tumors, or may interfere with various electronic medical devices such as pacemakers, could have an adverse effect on TDS’ wireless business, financial condition or results of operations.

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Claims of infringement of intellectual property and proprietary rights of others, primarily involving patent infringement claims, could prevent TDS from using necessary technology to provide products or services or subject TDS to expensive intellectual property litigation or monetary penalties, which could have an adverse effect on TDS’ business, financial condition or results of operations.

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Certain matters, such as control by the TDS Voting Trust and provisions in the TDS Restated Certificate of Incorporation, may serve to discourage or make more difficult a change in control of TDS or have other consequences.

General Risk Factors
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TDS has experienced, and in the future expects to experience, cyber-attacks or other breaches of network or information technology security of varying degrees on a regular basis, which could have an adverse effect on TDS’ business, financial condition or results of operations.

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Disruption in credit or other financial markets, a deterioration of U.S. or global economic conditions or other events could, among other things, impede TDS’ access to or increase the cost of financing its operating and investment activities and/or result in reduced revenues and lower operating income and cash flows, which would have an adverse effect on TDS’ business, financial condition or results of operations.

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The impact of public health emergencies, such as the COVID-19 pandemic, on TDS’ business is uncertain, but depending on duration and severity could have a material adverse effect on TDS’ business, financial condition or results of operations.

USE OF PROCEEDS
The net proceeds from the sale of the Depositary Shares, after deducting the underwriting discount and related offering expenses, will be approximately $       ($       if the underwriters exercise their over-allotment option in full). We intend to use the net proceeds from the sale of the Depositary Shares for general corporate purposes, which includes the funding of capital expenditures associated with the fiber-to-the-home program in new markets.

CAPITALIZATION
The following table sets forth our consolidated capitalization and as of December 31, 2020:
•
on an actual basis; and

•
on an as adjusted basis to give effect to the issuance and sale of the Depositary Shares (but not giving effect to the use of proceeds therefrom and assuming the underwriters’ over-allotment option to purchase additional Depositary Shares is not exercised).

You should read the data set forth in the table below in conjunction with our audited consolidated financial statements, including the related notes, and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” from the 2020 Form 10-K, incorporated by reference herein.
	December 31, 2020
	Actual	As Adjusted
	(Dollars and shares in millions, except per share amounts)
Cash and cash equivalents and short-term investments:
Cash and cash equivalents	$1,429	$
Short-term investments	3
Total cash and cash equivalents and short-term investments	$1,432
Short-term debt
Revolving Credit Facilities	—
Current portion of long-term debt	5
Total short-term debt	$5
Long-term debt:
TDS:
5.875% Senior Notes due 2061	$195
7.000% Senior Notes due 2060	300
6.875% Senior Notes due 2059	225
6.625% Senior Notes due 2045	116
Term Loan	124
Subsidiary:
UScellular debt(1)	2,569
TDS Telecom debt	4
Total Long-term Debt	3,533
TDS Shareholders’ Equity:
Common Shares, par value $0.01 per share, authorized 265 shares, outstanding 107 shares; and Series A Common Shares, par value $0.01 per share, authorized 25 shares, outstanding 7 shares	1
Preferred Shares, par value $0.01 per share, $25,000 liquidation preference per share, authorized shares offered hereby	—
Capital in Excess of Par Value	2,482
Treasury Shares, at cost, 19 Common Shares	(477)
Accumulated Other Comprehensive Loss	(4)
Retained Earnings	2,802
Total TDS shareholders’ equity	4,804
Non-controlling interests	789
Total Equity	5,593
Total Capitalization	$9,131	$

(1)
Excludes unamortized discount of $9.

DESCRIPTION OF THE SERIES UU PREFERRED STOCK
The following description of the particular terms of the Series UU Preferred Stock supplements the description of the general terms and provisions of the preferred stock set forth under “Description of Preferred Stock” in the accompanying prospectus. The following summary of the terms and provisions of the Series UU Preferred Stock does not purport to be complete and is qualified in its entirety by reference to the pertinent sections of our Restated Certificate of Incorporation, which we have previously filed with the SEC, and the Certificate of Designations creating the Series UU Preferred Stock, which will be included as an exhibit to our Current Report on Form 8-K to be filed with the SEC.
Each of the Depositary Shares offered hereby represents a 1/1,000th interest in a share of Series UU Preferred Stock. See “Description of the Depositary Shares” for a description of the Depositary Shares offered hereby.
General
Our authorized capital stock consists of 265,000,000 shares of common stock, par value $0.01 per share, 25,000,000 shares of Series A common stock, par value $0.01 per share and 279,401 shares of preferred stock, par value $0.01 per share. As of December 31, 2020, approximately 107,072,000 shares of our common stock and 7,284,400 shares of our Series A common stock were outstanding. As of the date of this prospectus supplement, no shares of our preferred stock were outstanding, and 9,277 previously outstanding shares of our preferred stock have been redeemed and may not be reissued.
Our board of directors (the “Board”) has the authority to issue preferred stock in one or more classes or series, and to fix for each class or series the voting powers and the distinctive designations, preferences and relative, participation, optional or other special rights and such qualifications, limitations or restrictions, as may be stated and expressed in the resolution or resolutions adopted by the board of directors, or a duly authorized committee thereof, providing for the issuance of such class or series as may be permitted by the Delaware General Corporation Law, including dividend rates, conversion rights, terms of redemption and liquidation preferences and the number of shares constituting each such class or series, without any further vote or action by our shareholders.
The shares of Series UU Preferred Stock represented by Depositary Shares offered by this prospectus supplement and the accompanying prospectus are part of a single series of authorized preferred stock consisting of           shares. Depositary Shares representing           shares of Series UU Preferred Stock (           shares including the underwriters’ over-allotment option) are being initially offered hereby. We may, at any time and from time to time, without notice to, or the consent of, holders of the Depositary Shares and the underlying Series UU Preferred Stock, elect to issue additional depositary shares representing additional shares of the Series UU Preferred Stock, and all such additional depositary shares would be deemed to form a single series with the Depositary Shares offered hereby. Each such additional depositary share and the underlying share of Series UU Preferred Stock shall be identical in all respects to every other depositary share and the underlying share of Series UU Preferred Stock, except with respect to the date from which dividends will accumulate.
The Series UU Preferred Stock will rank senior to the Junior Stock (as defined herein) and equally with each other series of our preferred stock that we may issue (except for any Senior Stock (as defined herein) that may be issued with the requisite consent of the holders of the Series UU Preferred Stock), with respect to the payment of dividends and distributions of assets upon liquidation, dissolution or winding-up of our affairs. In addition, we will generally be able to pay dividends, any redemption price and distributions upon liquidation, dissolution or winding-up of our affairs only out of legally available funds for such payment (i.e., after taking account of all indebtedness and other non-equity claims). The Series UU Preferred Stock will be fully paid and nonassessable when issued, which means that holders will have paid their purchase price in full and that we may not ask them to surrender additional funds. Holders of the Series UU Preferred Stock will not have preemptive or subscription rights to acquire more of our stock.
The shares of Series UU Preferred Stock are equity interests in Telephone and Data Systems, Inc., do not constitute indebtedness, and unlike our indebtedness, will not give rise to a claim for payment of a principal amount at a particular date. As such, the Series UU Preferred Stock is subordinated to all of our existing and future indebtedness (including without limitation indebtedness outstanding under our credit facilities and our senior unsecured notes) we may issue in the future with respect to assets available to satisfy claims against us. The Series UU Preferred Stock would also rank junior to any Senior Stock that we may issue in the future. At December 31, 2020, we had approximately $961 million of long-term debt outstanding. At December 31, 2020, our subsidiaries had approximately $2,577 million of long-term debt outstanding.
Except as described below in “— Change of Control — Conversion Right Upon a Change of Control Triggering Event,” the Series UU Preferred Stock will not be convertible into, or exchangeable for, shares of any of our other class or series of stock or our other securities. The Series UU Preferred Stock has no stated maturity and will not be subject to any sinking fund, retirement fund or purchase fund or our other obligation to redeem, repurchase or retire the Series UU Preferred Stock.
Dividends
Dividends on the Series UU Preferred Stock, when, as and if declared by the Board or any duly authorized committee of the Board, will be payable on the liquidation preference amount, on a cumulative basis, quarterly in arrears on March 31st, June 30th, September 30th and December 31st of each year, commencing on June 30, 2021; provided that if any scheduled dividend payment date is not a Business Day (as defined herein), then the payment will be made on the next succeeding Business Day and no additional dividends or interest will accrue as a result of that postponement. Dividends will be payable out of amounts legally available for the payment of dividends at an annual rate equal to    % of the $25,000 liquidation preference per share of Series UU Preferred Stock (equivalent to $25.00 per Depositary Share). Dividends on the Series UU Preferred Stock will accumulate daily and be cumulative from, and including, the date of original issuance of the Series UU Preferred Stock. “Business Day” means each Monday, Tuesday, Wednesday, Thursday or Friday on which banking institutions in the City of New York are not authorized by law to close.
Each date on which dividends are payable pursuant to the foregoing clause, subject to adjustment as provided above, is a “dividend payment date,” and dividends for each dividend payment date are payable with respect to the dividend period (or portion thereof) ending on the day preceding such dividend payment date, in each case to holders of record as of the close of business on the 15th calendar day before such dividend payment date or such other record date not more than 60 calendar days nor less than 10 calendar days preceding such dividend payment date fixed for that purpose by the Board or any duly authorized committee of the Board in advance of payment of each particular dividend. Dividend record dates will apply regardless of whether a particular dividend record date is a Business Day. In the case of payments of dividends payable in arrears, the record date with respect to a dividend payment date will be such date as may be designated by the Board or any duly authorized committee of the Board.
The initial dividend on the Series UU Preferred Stock for the first dividend period is expected to be $      per share (equivalent to $      per Depositary Share) and will be payable when, as and if declared, on       , 2021.
The amount of the dividend per share of Series UU Preferred Stock will be calculated for each dividend period (or portion thereof) on the basis of a 360-day year consisting of twelve 30-day months.
“Dividend period” means each period commencing on (and including) a dividend payment date and continuing to, but excluding, the next succeeding dividend payment date, except that the first dividend period for the initial issuance of Series UU Preferred Stock shall commence on (and include) the original issue date.
Dividends on the Series UU Preferred Stock will be cumulative (i) whether or not we have earnings, (ii) whether or not there are funds legally available for the payment of such dividends, (iii) whether or not such dividends are authorized or declared and (iv) whether or not any of our agreements prohibit the current payment of dividends, including any agreement relating to our indebtedness. Accordingly, if the Board or any duly authorized committee of the Board does not declare a dividend on the Series UU Preferred Stock payable in respect of any dividend period before the related dividend payment date, such dividend shall accumulate and an amount equal to such accumulated dividend shall become payable out of funds legally available therefor upon the liquidation, dissolution or winding-up of our affairs (or earlier redemption of such shares of Series UU Preferred Stock), to the extent not paid prior to such liquidation, dissolution or winding-up or earlier redemption, as the case may be. No interest, or sum of money in lieu of interest, will be payable on any dividend payment that may be in arrears on the Series UU Preferred Stock.
We will not declare or pay, or set aside for payment, full dividends on the Series UU Preferred Stock or any Parity Stock for any dividend period unless the full cumulative dividends have been declared and paid (or declared and a sum sufficient for the payment thereof has been set aside) on the Series UU Preferred Stock and any Parity Stock through the most recently completed dividend period for each such security.
When dividends are not paid (or declared and a sum sufficient for payment thereof set aside) in full on the Series UU Preferred Stock or any Parity Stock on any dividend payment date (or, in the case of Parity Stock having dividend payment dates different from the dividend payment dates pertaining to the Series UU Preferred Stock, on a dividend payment date falling within the related dividend period for the Series UU Preferred Stock), all dividends declared on the Series UU Preferred Stock and all such Parity Stock and payable on such dividend payment date (or, in the case of such Parity Stock having dividend payment dates different from the dividend payment dates pertaining to the Series UU Preferred Stock, on a dividend payment date falling within the related dividend period for the Series UU Preferred Stock) shall be declared pro rata so that the respective amounts of such dividends shall bear the same ratio to each other as all accumulated but unpaid dividends per Series UU Preferred Stock and all such Parity Stock payable on such dividend payment date (or, in the case of such Parity Stock having dividend payment dates different from the dividend payment dates pertaining to the Series UU Preferred Stock, on a dividend payment date falling within the related dividend period for the Series UU Preferred Stock) bear to each other. Any portion of such dividends not declared and paid (or declared and a sum sufficient for payment thereof set aside) that are payable upon the Series UU Preferred Stock and such Parity Stock in respect of such dividend period on such dividend payment date shall accumulate, and an amount equal to such undeclared portion of such dividends shall become payable out of funds legally available for the payment of dividends upon liquidation, dissolution or winding-up of our affairs (or earlier redemption of such shares of Series UU Preferred Stock and such Parity Stock), to the extent not paid prior to such liquidation, dissolution or winding-up or earlier redemption.
During any dividend period, so long as any Series UU Preferred Stock remains outstanding, unless the full cumulative dividends have been declared and paid (or declared and a sum sufficient for the payment thereof has been set aside) on the Series UU Preferred Stock and any Parity Stock through the most recently completed dividend period for each such security:
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no dividend shall be paid or declared on our common stock or any other shares of Junior Stock (as defined herein) (other than a dividend payable solely in shares of Junior Stock); and

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no common stock or other Junior Stock shall be purchased, redeemed or otherwise acquired for consideration by us, directly or indirectly (other than (a) purchases, redemptions or other acquisitions of shares of Junior Stock pursuant to any employment contract, dividend reinvestment and stock purchase plan, benefit plan or other similar arrangement with or for the benefit of employees, officers, directors, consultants or advisors, (b) as a result of a reclassification of Junior Stock for or into other Junior Stock, (c) the exchange or conversion of one share of Junior Stock for or into another share of such Junior Stock, or (d) through the use of the proceeds of a substantially contemporaneous sale of Junior Stock) during a dividend period.

The Series UU Preferred Stock will rank junior as to payment of dividends to any class or series of our Senior Stock that we may issue in the future. If at any time we have failed to pay, on the applicable payment date, accumulated dividends on any class or series of Senior Stock, we may not pay any dividends on the outstanding Series UU Preferred Stock or redeem or otherwise repurchase any shares of Series UU Preferred Stock until we have paid or set aside for payment the full amount of the unpaid dividends on the Senior Stock that must, under the terms of such securities, be paid before we may pay dividends on, or redeem or repurchase, the Series UU Preferred Stock.
No dividends on the Series UU Preferred Stock shall be declared and paid (or declared and a sum sufficient for the payment thereof set aside) at such time as the terms and provisions of any agreement of ours, including any agreement relating to our indebtedness, prohibits such declaration and payment (or declaration and setting aside a sum sufficient for the payment thereof) would constitute a breach thereof or a default thereunder, or if the declaration and payment (or the declaration and setting aside a sum sufficient for the payment thereof) shall be restricted or prohibited by law.
As of the date of this prospectus supplement, we do not have any Junior Stock other than the common stock, any Parity Stock, or any Senior Stock outstanding.
Subject to the foregoing, dividends (payable in cash, stock or otherwise) as may be determined by the Board or any duly authorized committee of the Board may be declared and paid on our common stock and any other Junior Stock from time to time out of any funds legally available for such payment, and the Series UU Preferred Stock shall not be entitled to participate in any such dividend.
Ranking
The Series UU Preferred Stock will rank, with respect to anticipated dividends (whether cumulative or non-cumulative) and distributions upon the liquidation, dissolution or winding-up of our affairs:
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senior to our common stock and to each other class or series of our capital stock established after the original issue date of the Series UU Preferred Stock that is not expressly made senior to, or on parity with, the Series UU Preferred Stock as to the payment of dividends or amounts payable on a liquidation, dissolution or winding-up of our affairs (the “Junior Stock”);

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on a parity with any class or series of our capital stock established after the original issue date of the Series UU Preferred Stock that is expressly made on parity with the Series UU Preferred Stock as to the payment of dividends and amounts payable on a liquidation, dissolution or winding-up of our affairs (the “Parity Stock”);

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junior to any class or series of our capital stock established after the original issue date of the Series UU Preferred Stock that is expressly made senior to the Series UU Preferred Stock as to the payment of dividends or amounts payable on a liquidation, dissolution or winding-up of our affairs (the “Senior Stock”);

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junior to all of our existing and future indebtedness (including indebtedness outstanding under our credit facilities and our unsecured senior notes) and other liabilities with respect to assets available to satisfy claims against us; and

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structurally subordinated to existing and future indebtedness and other liabilities of our subsidiaries and future preferred stock of our subsidiaries.

We may issue Parity Stock and Junior Stock at any time and from time to time in one or more series without the consent of the holders of the Series UU Preferred Stock. Our ability to issue any Senior Stock is limited as described under “— Voting Rights.”
Parity Stock with respect to the Series UU Preferred Stock may include series of our preferred stock that have different dividend rates, redemption or conversion features, mechanics, dividend periods, payment of dividends (whether cumulative or non-cumulative), payment dates or record dates than the Series UU Preferred Stock.
Liquidation Rights
Upon any voluntary or involuntary liquidation, dissolution or winding-up of our affairs, holders of the Series UU Preferred Stock and any Parity Stock are entitled to receive out of our assets legally available for distribution to stockholders, after satisfaction of all liabilities and obligations to our creditors, if any, and subject to the rights of holders of Senior Stock in respect of distributions upon liquidation, dissolution or winding-up of our affairs, and before any distribution of assets is made to or set aside for holders of common stock and any other Junior Stock, in full a liquidating distribution in the amount of $25,000 per share of Series UU Preferred Stock (equivalent to $25.00 per Depositary Share), plus all accumulated and unpaid dividends (whether or not declared), if any. Holders of the Series UU Preferred Stock will not be entitled to any other amounts from us after they have received their full liquidation preference (as defined below).

In any such distribution, if our assets are not sufficient to pay the liquidation preferences in full to all holders of the Series UU Preferred Stock and all holders of any Parity Stock, the amounts paid to the holders of Series UU Preferred Stock and to the holders of any Parity Stock will be paid pro rata in accordance with the respective aggregate liquidation preferences of those holders. In any such distribution, the “liquidation preference” of any holder of preferred stock means the amount payable to such holder in such distribution (assuming no limitation on our assets available for such distribution), including any unpaid, accumulated, cumulative dividends, whether or not declared (and, in the case of any Parity Stock on which dividends accumulate on a non-cumulative basis, an amount equal to any declared but unpaid dividends, as applicable). If the liquidation preference has been paid in full to all holders of the Series UU Preferred Stock and any holders of Parity Stock, the holders of our other stock shall be entitled to receive all our remaining assets according to their respective rights and preferences.
For purposes of this “— Liquidation Rights” section, neither our merger or consolidation into or with any other corporation, including a merger or consolidation in which the holders of Series UU Preferred Stock receive cash, securities or other property for their shares, nor a sale, transfer or lease of all or part of our assets, will be deemed a liquidation, dissolution or winding-up of our affairs.
The Certificate of Designations does not contain any provision requiring funds to be set aside to protect the liquidation preference of the Series UU Preferred Stock even though it is substantially in excess of the par value thereof.
Change of Control
Optional Redemption Upon a Change of Control Triggering Event
Upon the occurrence of a Change of Control Triggering Event (as defined below), we may, at our option, redeem the Series UU Preferred Stock in whole or in part within 120 days after the first date on which such Change of Control Triggering Event occurred (the “Change of Control Redemption Period”), at a redemption price equal to $25,000 per share of Series UU Preferred Stock (equivalent to $25.00 per Depositary Share), plus all accumulated and unpaid distributions to, but not including, the redemption date, whether or not declared. If, prior to the Change of Control Conversion Date (as defined below), we exercise our right to redeem the Series UU Preferred Stock as described in the immediately preceding sentence or as described below under “— Redemption Procedures,” holders of the Series UU Preferred Stock we have elected to redeem will not have the conversion right described below under “— Conversion Right Upon a Change of Control Triggering Event.” Any cash payment to holders of Series UU Preferred Stock will be subject to the limitations contained in our revolving credit facility and in any other agreements governing our indebtedness.
“Change of Control” means the occurrence of either of the following after the original issue date of the Series UU Preferred Stock:
(1)
the acquisition by any person, including any “person” within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act, of beneficial ownership within the meaning of Rule 13(d)(3) promulgated under the Exchange Act, of the Outstanding Voting Securities having sufficient voting power of all classes of capital stock of the Company to elect 50% or more of the members of the Board, excluding, however, the following: (i) any acquisition directly from the Company or an Affiliate (excluding any acquisition resulting from the exercise of an exercise, conversion or exchange privilege, unless the security being so exercised, converted or exchanged was acquired directly from the Company or an Affiliate), (ii) any acquisition by the Company or an Affiliate, (iii) any acquisition by an employee benefit plan (or related trust) sponsored or maintained by the Company or an Affiliate or (iv) any acquisition by the following persons: (A) any child of LeRoy T. Carlson or the spouse of any such child, (B) any grandchild of LeRoy T. Carlson, including any child adopted by any child of LeRoy T. Carlson, or the spouse of any such grandchild, (C) the estate of any of the persons described in clauses (A)-(B), (D) any trust or similar arrangement (including any acquisition on behalf of such trust or similar arrangement by the trustees or similar persons) provided that all of the current beneficiaries of such trust or similar arrangement are persons described in clauses (A)-(B) or their lineal descendants, or (E) the Exempted Persons; or

(2)
a Corporate Transaction, excluding, however, a Corporate Transaction pursuant to which (i) all or substantially all of the persons who are the beneficial owners of the Outstanding Voting Securities immediately prior to such Corporate Transaction will beneficially own, directly or indirectly, (x) sufficient voting power to elect at least a majority of the members of the board of directors of the corporation resulting from the Corporate Transaction and (y) more than 50% of the combined voting power of the outstanding securities which are entitled to vote generally on matters (without regard to the election of directors) of the corporation resulting from such Corporate Transaction (including in each of clauses (x) and (y), without limitation, a corporation which as a result of such transaction owns, either directly or indirectly, the Company or all or substantially all of the Company’s assets), in substantially the same proportions relative to each other as the shares of Outstanding Voting Securities are owned immediately prior to such Corporate Transaction or (ii) no person (other than the following persons: (v) the Company or an Affiliate, (w) any employee benefit plan (or related trust) sponsored or maintained by the Company or an Affiliate, (x) the corporation resulting from such Corporate Transaction, (y) the Exempted Persons, and (z) any person which beneficially owned, immediately prior to such Corporate Transaction, directly or indirectly, 50% or more of the Outstanding Voting Securities) will beneficially own, directly or indirectly, 50% or more of the combined voting power of the outstanding securities of such corporation entitled to vote generally on matters (without regard to the election of directors).

“Change of Control Triggering Event” means the occurrence of a Change of Control that is accompanied or followed by either a downgrade by one or more gradations (including both gradations within ratings categories and between ratings categories) or withdrawal of the rating of the Series UU Preferred Stock within the Ratings Decline Period (in any combination) by all three Named Rating Agencies, as a result of which the rating of the Series UU Preferred Stock on any day during such Ratings Decline Period is withdrawn or below the rating by all three Named Rating Agencies in effect immediately preceding the first public announcement of the Change of Control (or occurrence thereof if such Change of Control occurs prior to public announcement).
“Fitch” means Fitch Ratings Inc. and its successors.
“Moody’s” means Moody’s Investors Service, Inc., a subsidiary of Moody’s Corporation, and its successors.
“Named Rating Agency” means:
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each of Moody’s, S&P and Fitch; and

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if any of Moody’s, S&P or Fitch ceases to rate the Series UU Preferred Stock or fails to make a rating of the Series UU Preferred Shares, as the case may be, publicly available for reasons outside of our control, a “nationally recognized statistical rating organization” as defined in Section 3(a)(62) under the Exchange Act selected by us as a replacement agency for any or all of Moody’s, S&P or Fitch, as the case may be.

“Ratings Decline Period” means the period that (i) begins on the occurrence of a Change of Control and (ii) ends 60 days following consummation of such Change of Control.
“S&P” means S&P Global Ratings, a division of S&P Global Inc., and its successors.
Conversion Right Upon a Change of Control Triggering Event
Upon the occurrence of a Change of Control Triggering Event, each holder of Depositary Shares representing interests in the Series UU Preferred Stock will have the right (unless we have provided notice of our election to redeem Series UU Preferred Stock as described above under “— Optional Redemption upon a Change of Control Triggering Event” or below under “— Redemption Procedures”) to direct the Depositary on such holder's behalf, to convert some or all of the Series UU Preferred Stock held by such holder on the Change of Control Conversion Date into a number of our common shares per Series UU Preferred Stock to be converted equal (the “Preferred Stock Conversion Consideration”) to the lesser of:
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the quotient obtained by dividing (i) the sum of the $25.00 liquidation preference per Depositary Share plus the amount of any accumulated and unpaid distributions to, but not including, the Change of Control Conversion Date (unless the Change of Control Conversion Date is after a record date for a Series UU Preferred Stock dividend payment and prior to the corresponding Series UU Preferred Stock dividend payment date, in which case no additional amount for such accumulated and unpaid distribution will be included in this sum) by (ii) the Common Stock Price (as defined below), and
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     , which is the quotient obtained by dividing (i) the $25.00 liquidation preference per Depositary Share by (ii) one-half of the closing price of our common shares on the NYSE on the trading day immediately preceding the date of this prospectus supplement, subject, in each case, to certain adjustments and to provisions for the payment of any Alternative Conversion Consideration (as defined below).
In the case of a Change of Control pursuant to which our common stock will be converted into cash, securities or other property or assets (including any combination thereof), a holder of Series UU Preferred Stock electing to exercise its Change of Control Conversion Right (as defined below) will receive upon conversion of such Series UU Preferred Stock elected by such holder the kind and amount of such consideration that such holder would have owned or been entitled to receive upon the Change of Control had such holder held a number of our common stock equal to the Preferred Stock Conversion Consideration immediately prior to the effective time of the Change of Control, which we refer to as the “Alternative Conversion Consideration”; provided, however, that if the holders of our common stock have the opportunity to elect the form of consideration to be received in the Change of Control, the consideration that the holders of Series UU Preferred Stock electing to exercise their Change of Control Conversion Right will receive will be the form and proportion of the aggregate consideration elected by the holders of our common stock who participate in the determination (based on the weighted average of elections) and will be subject to any limitations to which all holders of our common stock are subject, including, without limitation, pro rata reductions applicable to any portion of the consideration payable in the Change of Control. We will not issue fractional common stock upon the conversion of the Series UU Preferred Stock. Instead, we will pay the cash value of such fractional common stock. If we provide a redemption notice, whether pursuant to our special optional redemption right in connection with a Change of Control Triggering Event as described under “— Optional Redemption upon a Change of Control Triggering Event” or our optional redemption rights as described below under “— Redemption Procedures,” holders of Series UU Preferred Stock will not have any right to convert the Series UU Preferred Stock that we have elected to redeem and any Series UU Preferred Stock subsequently selected for redemption that have been tendered for conversion pursuant to the Change of Control Conversion Right will be redeemed on the related redemption date instead of converted on the Change of Control Conversion Date.
Within five days following the expiration of the Change of Control Redemption Period (or, if we waive our right to redeem the Series UU Preferred Stock prior to the expiration of the Change of Control Redemption Period, within five days following the date of such waiver), we will provide to the holders of the Series UU Preferred Stock written notice of the occurrence of the Change of Control Triggering Event that describes the resulting Change of Control Conversion Right. This notice will state the following:
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the events constituting the Change of Control Triggering Event;

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the date of the Change of Control Triggering Event;

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the date on which the Change of Control Redemption Period expired or was waived;

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the last date on which the holders of Series UU Preferred Stock may exercise their Change of Control Conversion Right;

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the method and period for calculating the Common Stock Price;

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the Change of Control Conversion Date;

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if applicable, the type and amount of Alternative Conversion Consideration entitled to be received per Series UU Preferred Stock; and

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the procedure that the holders of Series UU Preferred Stock must follow to exercise the Change of Control Conversion Right.

We will issue a press release for publication through a news or press organization as is reasonably expected to broadly disseminate the relevant information to the public, or post notice on our website, in any event prior to the opening of business on the first Business Day following any date on which we provide the notice described above to the holders of Series UU Preferred Stock.
Holders of Series UU Preferred Stock that choose to exercise their Change of Control Conversion Right will be required prior to the close of business on the third Business Day preceding the Change of Control Conversion Date, to notify us of the number of shares of Series UU Preferred Stock to be converted and otherwise to comply with any applicable procedures contained in the notice described above or otherwise required by the Securities Depositary for effecting the conversion.
“Change of Control Conversion Right” means the right of a holder of Series UU Preferred Stock to convert some or all of the Series UU Preferred Stock held by such holder on the Change of Control Conversion Date into a number of our common stock per share of Series UU Preferred Stock.
“Change of Control Conversion Date” means the date fixed by the Board of Directors, in its sole discretion, as the date the Series UU Preferred Stock is to be converted, which will be a Business Day that is no fewer than 20 days nor more than 35 days after the date on which we provide the notice described above to holders of the Series UU Preferred Stock.
“Common Stock Price” means (i) the amount of cash consideration per share of common stock, if the consideration to be received in the Change of Control by the holders of our common stock is solely cash; and (ii) the average of the closing prices for our common stock on the NYSE for the ten consecutive trading days immediately preceding, but not including, the Change of Control Conversion Date, if the consideration to be received in the Change of Control by the holders of our common stock is other than solely cash.
Optional Redemption
The Series UU Preferred Stock is not subject to any mandatory redemption, sinking fund, retirement fund, purchase fund or other similar provisions. We may redeem the Series UU Preferred Stock at our option:
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in whole, at any time, or in part, from time to time, on or after March 31, 2026, at a redemption price in cash equal to $25,000 per share of Series UU Preferred Stock (equivalent to $25.00 per Depositary Share); or

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in whole but not in part, at any time prior to March 31, 2026, within 120 days after the conclusion of any review or appeal process instituted by us following the occurrence of a Ratings Event, or, if no review or appeal process is available or sought with respect to such Ratings Event, at any time within 120 days after the occurrence of such Ratings Event, at a redemption price in cash equal to $25,500 per share of Series UU Preferred Stock (equivalent to $25.50 per Depositary Share), plus, in each case, all accumulated and unpaid dividends (whether or not declared) to, but excluding, the date fixed for redemption.
We may also redeem the Series UU Preferred Stock in the event of a Change of Control Triggering Event.
“Ratings Event” means that any nationally recognized statistical rating organization as defined in Section 3(a)(62) of the Exchange Act or in any successor provision thereto, that then publishes a rating for us (a “rating agency”) amends, clarifies or changes the criteria it uses to assign equity credit to securities such as the Series UU Preferred Stock, which amendment, clarification or change results in:
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the shortening of the length of time the Series UU Preferred Stock is assigned a particular level of equity credit by that rating agency as compared to the length of time they would have been assigned that level of equity credit by that rating agency or its predecessor on the initial issuance of the Series UU Preferred Stock; or

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the lowering of the equity credit (including up to a lesser amount) assigned to the Series UU Preferred Stock by that rating agency as compared to the equity credit assigned by that rating agency or its predecessor on the initial issuance of the Series UU Preferred Stock.

Any declared but unpaid dividends payable on a redemption date that occurs subsequent to the dividend record date for a dividend period will not constitute a part of, or be paid to, the holder entitled to receive the redemption price on the redemption date, but rather will be paid to the holder of record of the redeemed shares on the dividend record date relating to such dividend payment date.
Holders of the shares of Series UU Preferred Stock will not have the right to require the redemption or repurchase of the Series UU Preferred Stock.
Redemption Procedures
If the Series UU Preferred Stock is to be redeemed, the notice of redemption shall be given by first class mail, postage prepaid, to the holders of record of the Series UU Preferred Stock to be redeemed, mailed not less than 30 days, nor more than 60 days, prior to the date fixed for redemption thereof (provided that, if the Series UU Preferred Stock is held in book-entry form through DTC we may give such notice in any manner permitted by DTC). Each notice of redemption will include a statement setting forth:
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the redemption date;

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the number of shares of Series UU Preferred Stock to be redeemed and, if less than all the shares of Series UU Preferred Stock held by such holder are to be redeemed, the number of such shares of Series UU Preferred Stock to be redeemed from such holder;

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the redemption price;

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the place or places where holders may surrender certificates evidencing the Series UU Preferred Stock for payment of the redemption price; and

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that dividends on the shares of Series UU Preferred Stock to be redeemed will cease to accumulate from and after such redemption date.

If notice of redemption of any Series UU Preferred Stock has been given, and if the funds necessary for such redemption have been set aside by us for the benefit of the holders of any Series UU Preferred Stock so called for redemption, then, from and after the redemption date, dividends will cease to accrue on such Series UU Preferred Stock, and such Series UU Preferred Stock shall no longer be deemed outstanding and all rights of the holders of such Series UU Preferred Stock will terminate, except only the right of the holders thereof to receive the amount payable on such redemption, without interest.
In case of any redemption of only part of the Series UU Preferred Stock at the time outstanding, the Series UU Preferred Stock to be redeemed shall be selected either pro rata or by lot (or, in the event the Series UU Preferred Stock is in the form of global securities (as defined herein), in accordance with the applicable procedures of DTC in compliance with then-applicable rules of the NYSE).
Voting Rights
Except as provided below or as otherwise required by applicable law, the holders of the Series UU Preferred Stock will have no voting rights.
Right to Elect Two Directors Upon Nonpayment
Whenever dividends on any Series UU Preferred Stock shall have not been paid for the equivalent of six quarterly full dividend periods (each, a “Nonpayment”), the number of directors then constituting the Board shall automatically be increased by two and the holders of such Series UU Preferred Stock, voting together as a single class with holders of any and all other series of voting preferred stock (as defined below) then outstanding, will be entitled to vote for the election of the two additional members of the Board (the “Preferred Stock Directors”), provided that the election of any such directors shall not cause us to violate the corporate governance requirement of the NYSE (or any other securities exchange or other trading facility on which our securities may then be listed or traded) that listed companies must have a majority of independent directors. In that event, the number of directors on the Board shall automatically increase by two, and the new directors shall be elected at a special meeting called at the request of the holders of record of at least 20% of the Series UU Preferred Stock or of any other series of voting preferred stock (unless such request is received less than 90 days before the date fixed for the next annual or special meeting of the stockholders, in which event such election shall be held at such next annual or special meeting of stockholders), and at each subsequent annual meeting. These voting rights will continue until full cumulative dividends payable on the Series UU Preferred Stock through the most recently completed dividend period shall have been fully paid.
As used in this prospectus supplement, “voting preferred stock” means any other class or series of our preferred stock ranking equally with the Series UU Preferred Stock either as to the payment of dividends (whether cumulative or non-cumulative) and or the distribution of assets upon our liquidation, dissolution or winding-up and upon which like voting rights have been conferred and are exercisable. Whether a plurality, majority or other portion of the Series UU Preferred Stock and any other voting preferred stock have been voted in favor of any matter shall be determined by reference to the liquidation amounts of the Series UU Preferred Stock voted.
If and when all accumulated and unpaid dividends on the Series UU Preferred Stock through the most recently completed dividend period shall have been paid in full, the holders of the Series UU Preferred Stock and all other holders of voting preferred stock shall be divested of the foregoing voting rights (subject to revesting in the event of each subsequent Nonpayment) and, if such voting rights for all other holders of voting preferred stock have terminated, the term of office of each Preferred Stock Director so elected shall terminate and the number of directors on the board of directors shall automatically decrease by two. Any Preferred Stock Director may be removed at any time without cause by the holders of record of a majority of the outstanding Series UU Preferred Stock and any other shares of voting preferred stock then outstanding (voting together as a single class) when they have the voting rights described above. So long as a Nonpayment shall continue, any vacancy in the office of a Preferred Stock Director (other than prior to the initial election after a Nonpayment) may be filled by the written consent of the Preferred Stock Director remaining in office, or, if none remains in office, by a vote of the holders of record of a majority of the outstanding Series UU Preferred Stock and any other shares of voting preferred stock then outstanding (voting together as a single class) when they have the voting rights described above. The Preferred Stock Directors shall each be entitled to one vote per director on any matter.
Other Voting Rights
So long as any Series UU Preferred Stock remains outstanding, in addition to any other vote or consent of stockholders required by law or by our Restated Certificate of Incorporation (the “Restated Certificate of Incorporation”), we will not, without the affirmative vote or consent of the holders of at least two-thirds of the outstanding Series UU Preferred Stock and all other series of voting preferred stock (subject to the immediately succeeding paragraph below) entitled to vote thereon (voting together as a single class), given in person or by proxy, either in writing or at a meeting:
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amend or alter the provisions of the Restated Certificate of Incorporation or the Certificate of Designations for the Series UU Preferred Stock so as to authorize or create, or increase the authorized amount of, any class or series of capital stock ranking senior to the Series UU Preferred Stock with respect to payment of dividends and/or the distribution of assets upon our liquidation, dissolution or winding-up;

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amend, alter or repeal the provisions of the Restated Certificate of Incorporation or the Certificate of Designations for the Series UU Preferred Stock so as to materially and adversely affect the special rights, preferences, privileges and voting powers of the Series UU Preferred Stock, taken as a whole; or

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consummate a binding share exchange or reclassification involving the Series UU Preferred Stock or our merger or consolidation with another entity, unless in each case (i) the Series UU Preferred Stock remains outstanding or, in the case of any such merger or consolidation with respect to which we are not the surviving or resulting entity, is converted into or exchanged for preference securities of the surviving or resulting entity or its ultimate parent, and (ii) such Series UU Preferred Stock remaining outstanding or such preference securities, as the case may be, has such rights, preferences, privileges and voting powers, and limitations and restrictions thereof, taken as a whole, as are not materially less favorable to the holders thereof than the rights, preferences, privileges and voting powers, and limitations and restrictions thereof, of the Series UU Preferred Stock immediately prior to such consummation, taken as a whole;
provided, however, that any increase in the amount of the authorized or issued Series UU Preferred Stock or authorized preferred stock or the creation and issuance, or an increase in the authorized or issued amount, of any other series of preferred stock ranking equally with and/or junior to the Series UU Preferred Stock with respect to the payment of dividends (whether such dividends are cumulative or non-cumulative) and/or the distribution of assets upon our liquidation, dissolution or winding-up of our affairs will not be deemed to materially and adversely affect the special rights, preferences, privileges or voting powers of the Series UU Preferred Stock.
If an amendment, alteration, repeal, share exchange, reclassification, merger or consolidation described above would materially and adversely affect the Series UU Preferred Stock and one or more, but not all, series of voting preferred stock (including the Series UU Preferred Stock for this purpose), then only the series materially and adversely affected by such event and entitled to vote shall vote on the matter together as a single class (in lieu of all other series of voting preferred stock).
To the fullest extent permitted by the law, without the consent of the holders of the Series UU Preferred Stock, so long as such action does not adversely affect the special rights, preferences, privileges and voting powers, and limitations and restrictions thereof, of the Series UU Preferred Stock, taken as a whole, we may amend, alter, supplement or repeal any terms of the Series UU Preferred Stock for the following purposes:
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to cure any ambiguity, omission, inconsistency or mistake in any such agreement or instrument;

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to make any provision with respect to matters or questions relating to the Series UU Preferred Stock that is not inconsistent with the provisions of the Certificate of Designations for the Series UU Preferred Stock and that does not adversely affect the rights of any holder of the Series UU Preferred Stock; or

•
to make any other change that does not adversely affect the rights of any holder of the Series UU Preferred Stock (other than any holder that consents to such change).

In addition, without the consent of the holders of the Series UU Preferred Stock, we may amend, alter, supplement or repeal any terms of the Series UU Preferred Stock to conform the terms of the Series UU Preferred Stock to the description thereof in the accompanying prospectus as supplemented and/or amended by this “Description of the Series UU Preferred Stock” section of the preliminary prospectus supplement for the Series UU Preferred Stock, as further supplemented and/or amended by the related pricing term sheet.
The foregoing voting provisions will not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required shall be effected, all outstanding Series UU Preferred Stock shall have been redeemed or called for redemption upon proper notice, and sufficient funds shall have been set aside by us for the benefit of the holders of Series UU Preferred Stock to effect such redemption.
Transfer Agent and Registrar
Computershare Trust Company, N.A. will be the transfer agent, registrar and dividend disbursing agent for the Series UU Preferred Stock. See “Description of the Depositary Shares — Depositary.”

DESCRIPTION OF THE DEPOSITARY SHARES
In this prospectus supplement, references to “holders” of the Depositary Shares mean those who own the Depositary Shares registered in their own names, on the books that we or the Depositary maintain for this purpose, and not indirect holders who own beneficial interest in the Depositary Shares registered in street name or issued in book-entry form through DTC.
This prospectus supplement summarizes specific terms and provisions of the Depositary Shares relating to the Series UU Preferred Stock. As described above under “Description of the Series UU Preferred Stock,” we are issuing fractional interests in shares of the Series UU Preferred Stock in the form of the Depositary Shares. Each Depositary Share will represent a 1/1,000th interest in a share of the Series UU Preferred Stock, and will be evidenced by a depositary receipt. The shares of the Series UU Preferred Stock represented by the Depositary Shares will be deposited under a deposit agreement among us, Computershare Trust Company, N.A. as the Depositary, and the holders from time to time of the depositary receipts evidencing the Depositary Shares. Subject to the terms of the deposit agreement, each holder of Depositary Shares will be entitled, through the Depositary, in proportion to the applicable fraction of a share of the Series UU Preferred Stock represented by such Depositary Shares, to all the rights and preferences of the Series UU Preferred Stock represented thereby (including dividend, voting, redemption and liquidation rights).
Immediately following issuance of the Series UU Preferred Stock, we will deposit the Series UU Preferred Stock with the Depositary, which will then issue the Depositary Shares to the underwriters. The deposit agreement and the form of depositary receipts will be included as exhibits to our Current Report on Form 8-K filed with the SEC.
Dividends and Other Distributions
The Depositary will distribute any cash dividends or other cash distributions received in respect of the deposited Series UU Preferred Stock to the record holders of the Depositary Shares in proportion to the number of the Depositary Shares held by each holder on the relevant record date. The Depositary will distribute any property received by it other than cash to the record holders of the Depositary Shares entitled to those distributions, unless it determines that a distribution cannot be made proportionally among those holders or that it is not feasible to make such distribution. In that event, the Depositary may, with our approval, sell such property received by it and distribute the net proceeds from the sale to the holders of the Depositary Shares entitled to such distribution in proportion to the number of the Depositary Shares they hold.
Record dates for the payment of dividends and other matters relating to the Depositary Shares will be the same as the corresponding record dates for the Series UU Preferred Stock. In the event of any distribution other than in cash, the depositary will distribute property received by it to you based on instructions from us. The amounts distributed to holders of the Depositary Shares will be reduced by any amounts required to be withheld by the Depositary or by us on account of taxes or other governmental charges.
Redemption of the Depositary Shares
If we redeem the Series UU Preferred Stock represented by the Depositary Shares, in whole or in part, a corresponding number of Depositary Shares will be redeemed from the proceeds received by the Depositary resulting from the redemption of the Series UU Preferred Stock held by the Depositary. The redemption price per Depositary Share will be equal to 1/1,000th of the redemption price per share payable with respect to the Series UU Preferred Stock, plus an amount equal to any dividends thereon that, pursuant to the provisions of the Certificate of Designations, are payable upon redemption. Whenever we redeem shares of the Series UU Preferred Stock held by the Depositary, the Depositary will redeem, as of the same redemption date, the number of the Depositary Shares representing shares of the Series UU Preferred Stock so redeemed.
In case of any redemption of less than all of the outstanding Depositary Shares, the Depositary Shares to be redeemed will be selected by the Depositary either pro rata, or by lot (or, in the event the Depositary Shares are in the form of global depositary receipts, in accordance with the applicable procedures of DTC in compliance with then-applicable rules of the NYSE).

The Depositary will mail (or otherwise transmit by an authorized method) notice of redemption to holders of the Depositary Shares not less than 30, nor more than 60 days, prior to the date fixed for redemption of the Series UU Preferred Stock and the Depositary Shares.
Conversion of Series UU Preferred Stock
Upon the occurrence of a Change of Control, each holder of Depositary Shares will have the right (unless, prior to the Change of Control Conversion Date, we have provided notice of our election to redeem the Series UU Preferred Stock as described above under “Description of the Series UU Preferred Stock — Redemption Procedures”) to direct the Depositary, on such holder’s behalf, to convert some or all of the shares of Series UU Preferred Stock underlying the Depositary Shares held by such holder on the Change of Control Conversion Date into the Conversion Consideration set forth under the section entitled “Description of the Series UU Preferred Stock — Conversion Right Upon a Change of Control Triggering Event.”
We will not issue fractional shares of our common stock upon conversion of the Series UU Preferred Stock in connection with a Change of Control. Instead, we will make a cash payment equal to the value of such fractional shares as described under “Description of the Series UU Preferred Stock — Conversion Right Upon a Change of Control Triggering Event.” Because each Depositary Share represents a 1/1,000th interest in a share of the Series UU Preferred Stock, the number of shares of common stock ultimately received for each Depositary Share will be equal to the number of shares of common stock received upon conversion of each share of Series UU Preferred Stock divided by 1,000. In the event that the conversion would result in the issuance of fractional shares of common stock, we will pay each holder of Depositary Shares the cash value of such fractional shares in lieu of such fractional shares.
To exercise the Change of Control Conversion Right, each holder of Depositary Shares representing interests in the Series UU Preferred Stock will be required to deliver, on or before the close of business on the Change of Control Conversion Date, the depositary receipts or certificates, if any, evidencing the Depositary Shares or Series UU Preferred Stock, respectively, to be converted, duly endorsed for transfer, together with a written conversion notice completed, to the Depositary, in the case of the Depositary Shares, or to our transfer agent, in the case of shares of the Series UU Preferred Stock. If any Depositary Shares are held in book-entry form through DTC or a similar depositary, delivery of the conversion notice must comply with the applicable procedures of the Depositary.
Voting of the Depositary Shares
When the Depositary receives notice of any meeting at which the holders of the Series UU Preferred Stock are entitled to vote, the Depositary will mail (or otherwise transmit by an authorized method) the information contained in the notice to the record holders of the Depositary Shares. Each record holder of Depositary Shares on the record date, which will be the same date as the record date for the Series UU Preferred Stock, may instruct the Depositary to vote the amount of the Series UU Preferred Stock represented by the holder’s Depositary Shares. Although each Depositary Share is entitled to 1/1,000th of a vote, the Depositary can only vote whole shares of Series UU Preferred Stock. To the extent possible, the Depositary will vote the amount of the Series UU Preferred Stock represented by the Depositary Shares in accordance with the instructions it receives. We will agree to take all reasonable actions that the Depositary determines are necessary to enable the Depositary to vote as instructed. If the Depositary does not receive specific instructions from the holders of any Depositary Shares, it will not vote the amount of the Series UU Preferred Stock represented by such Depositary Shares.
Listing
We intend to apply for listing of the Depositary Shares on the NYSE. If approved for listing, we expect trading of the Depositary Shares on the NYSE to commence within 30 days after the initial delivery of the Depositary Shares. We do not expect that there will be any separate trading market for the shares of the Series UU Preferred Stock except as represented by the Depositary Shares.

Form of the Depositary Shares
The Depositary Shares will be issued in book-entry form through DTC. The Series UU Preferred Stock will be issued in registered form to the Depositary.
Depositary
Computershare Trust Company, N.A. will be the Depositary for the Depositary Shares as of the original issue date. We may terminate this appointment and may appoint a successor Depositary at any time and from time to time, provided that we will use our best efforts to ensure that there is, at all relevant times when the Series UU Preferred Stock is outstanding, a person or entity appointed and serving as the Depositary. See “Description of the Series UU Preferred Stock — Transfer Agent and Registrar.”

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS
The following discussion is a summary of material U.S. federal income tax considerations relevant to the purchase, ownership and disposition of the Depositary Shares representing interests in the Series UU Preferred Stock. This discussion deals only with Depositary Shares (and the interests in the underlying Series UU Preferred Stock) held as capital assets by holders who purchase such Depositary Shares in this offering. For U.S. federal income tax purposes, a holder of Depositary Shares generally will be treated as the beneficial owner of the underlying Series UU Preferred Stock represented by the Depositary Shares. The remainder of this discussion assumes that a holder of Depositary Shares will be so treated.
This discussion does not cover all aspects of U.S. federal income taxation that may be relevant to the purchase, ownership or disposition of the Series UU Preferred Stock by prospective investors in light of their particular circumstances. In particular, this discussion does not address all of the tax considerations that may be relevant to persons in special tax situations, including tax-exempt organizations, insurance companies, banks or other financial institutions, dealers in securities, persons liable for the alternative minimum tax, persons that are “controlled foreign corporations” or “passive foreign investment companies,” traders in securities that elect to use a mark-to-market method of accounting for their securities holdings, persons that will hold the Series UU Preferred Stock as a position in a hedging transaction, “straddle,” “conversion transaction” or other risk-reduction transaction, accrual method taxpayers that file applicable financial statements (as described in section 451(b) of the Internal Revenue Code of 1986, as amended (the “Code”)) and U.S. holders (as defined below) whose functional currency is not the U.S. dollar or who are otherwise subject to special treatment under the provisions of the Code.
Furthermore, this summary is based upon the provisions of the Code, the Treasury regulations promulgated thereunder and administrative and judicial interpretations thereof, all as of the date hereof. Such authorities may be repealed, revoked, modified or subject to differing interpretations, possibly on a retroactive basis, so as to result in U.S. federal income tax consequences different from those discussed below. This discussion does not address any other U.S. federal tax considerations (such as estate and gift taxes) or any state, local or non-U.S. tax considerations, or the Medicare contribution tax applicable to net investment income of certain non-corporate U.S. holders.
For purposes of this discussion, a “U.S. holder” means a beneficial owner of the Series UU Preferred Stock that for U.S. federal income tax purposes is
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an individual who is a citizen or resident of the United States,

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a corporation or other entity treated as a corporation for U.S. federal income tax purposes that is created or organized in or under the laws of the United States, any State thereof or the District of Columbia,

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an estate the income of which is subject to U.S. federal income taxation regardless of its source, or

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a trust if (a) a court within the United States is able to exercise primary control over its administration and one or more United States persons (as defined in the Code) have the authority to control all substantial decisions of such trust or (b) the trust has validly elected to be treated as a United States person.

A “non-U.S. holder” means a beneficial owner of the Series UU Preferred Stock that is neither a U.S. Holder nor a partnership (including any entity or arrangement that is treated as a partnership for U.S. federal income tax purposes) that is, for U.S. federal income tax purposes, an individual, corporation, estate or trust.
If a partnership (or other entity classified as a partnership for U.S. federal income tax purposes) holds the Depositary Shares, the tax treatment of a partner generally will depend upon the status of the partner and the activities of the partnership. A partner and the partnership holding the Series UU Preferred Stock are urged to consult their tax advisors regarding the tax considerations of acquiring, holding and disposing of the Series UU Preferred Stock.
This discussion of material U.S. federal income tax considerations is not intended, and should not be construed, to be tax or legal advice to any particular investor in or holder of the Series UU Preferred Stock.

Prospective investors are advised to consult their own tax advisors concerning the application of the U.S. federal income tax laws to their particular situations as well as any tax considerations arising under the laws of any state, local or foreign taxing jurisdiction or any applicable tax treaties, and the possible effect of changes in applicable tax law.
U.S. Holders
Distributions
Distributions made to you with respect to the Series UU Preferred Stock will be taxable as dividend income when paid to the extent of our current or accumulated earnings and profits as determined for U.S. federal income tax purposes. To the extent that the amount of a distribution with respect to the Series UU Preferred Stock exceeds our current and accumulated earnings and profits, the distribution will be treated first as a return of capital to the extent of your adjusted tax basis in the Series UU Preferred Stock, and thereafter as capital gain which will be long-term capital gain if your holding period for the stock exceeds one year at the time of the distribution. Distributions constituting dividend income received by an individual in respect of the Series UU Preferred Stock will generally be subject to taxation at preferential rates as qualified dividend income, provided applicable holding period requirements are met and certain other conditions are satisfied. Distributions on the Series UU Preferred Stock constituting dividend income paid to U.S. holders that are U.S. corporations will generally qualify for the dividends-received deduction, subject to various limitations.
Dividends that exceed certain thresholds in relation to a corporate U.S. holder’s tax basis in the Series UU Preferred Stock could be characterized as “extraordinary dividends” under the Code. If a corporate U.S. Holder that has held the Series UU Preferred Stock for two years or less before the dividend announcement date receives an extraordinary dividend, the holder will generally be required to reduce its tax basis in the Series UU Preferred Stock with respect to which the dividend was made by the non-taxed portion of the dividend. If the amount of the reduction exceeds the U.S. Holder’s tax basis in the Series UU Preferred Stock, the excess is treated as taxable gain.
Sale or Redemption
You will generally recognize capital gain or loss on a sale, exchange, redemption (other than a redemption that is treated as a distribution, as discussed below) or other disposition of the Series UU Preferred Stock equal to the difference between the amount realized upon the disposition and your adjusted tax basis in the stock so disposed. The capital gain or loss will be long-term capital gain or loss if your holding period for the stock exceeds one year at the time of disposition. Long-term capital gains of non-corporate taxpayers are generally taxed at a lower maximum marginal tax rate than the maximum marginal tax rate applicable to ordinary income. The deductibility of net capital losses is subject to limitations.
A redemption of the Series UU Preferred Stock will be treated as a sale or exchange described in the preceding paragraph if the redemption is treated for U.S. federal income tax purposes as (i) a “complete termination” of your stock interest in us, (ii) a “substantially disproportionate” redemption of stock with respect to you, or (iii) is “not essentially equivalent to a dividend” with respect to you. In determining whether any of these tests has been met, you must take into account not only the Series UU Preferred Stock and other equity interests in us that you actually own but also other equity interests in us that you constructively own under U.S. federal income tax rules.
If you meet none of the alternative tests described above, the redemption will be treated as a distribution subject to the rules described under “U.S. Holders — Distributions.” If a redemption of the Series UU Preferred Stock is treated as a distribution that is taxable as a dividend, you are urged to consult your tax advisor regarding the allocation of your tax basis in the redeemed and remaining shares of Series UU Preferred Stock
Because the determination as to whether any of the alternative tests described above is satisfied with respect to any particular holder of the Series UU Preferred Stock will depend upon the facts and circumstances as of the time the determination is made, you are urged to consult your tax advisor regarding the tax treatment of a redemption.

Non-U.S. Holders
Distributions
Generally, distributions treated as dividends, as described above under “U.S. Holders — Distributions,” paid to you with respect to the Series UU Preferred Stock that are not effectively connected with the conduct of a trade or business within the United States will be subject to a 30% U.S. withholding tax, or such lower rate as may be specified by an applicable income tax treaty. Additional withholding may be required in respect of dividends paid to you, as described below under “FATCA.” If you are subject to withholding at a rate in excess of a reduced rate for which you are eligible under a tax treaty or otherwise, you may be able to obtain a refund of or credit for any amounts withheld in excess of the applicable rate. Investors are encouraged to consult with their own tax advisors regarding the possible implications of these withholding requirements on their investment in the Series UU Preferred Stock.
Subject to the discussions below under “Information Reporting and Backup Withholding” and “FATCA,” dividends paid to you that are effectively connected with your conduct of a trade or business in the United States and, if an applicable income tax treaty so requires, are attributable to a permanent establishment you maintain in the United States, are taxed on a net-income basis at the regular graduated rates and in the manner applicable to U.S. persons. You generally will be required to provide to the applicable withholding agent a properly executed IRS Form W-8ECI (or a suitable substitute form) in order to claim an exemption from, or reduction in, U.S. federal withholding. In addition, a “branch profits tax” may be imposed at a 30% rate (or a reduced rate under an applicable income tax treaty) on a foreign corporation’s effectively connected earnings and profits for the taxable year, as adjusted for certain items.
Sale or Redemption
Subject to the discussions below under “Information Reporting and Backup Withholding” and “FATCA,” you generally will not be subject to U.S. federal income tax with respect to gain, if any, recognized on a sale, exchange or other taxable disposition of the Depositary Shares, other than a redemption that is treated as a distribution as discussed below, unless
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the gain is effectively connected with your conduct of a trade or business within the United States, and, if certain tax treaties apply, is attributable to a permanent establishment or fixed base within the United States,

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you are a nonresident alien individual that is present in the United States for 183 or more days in the taxable year of the disposition and certain other conditions are satisfied, or

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the Series UU Preferred Stock constitutes a U.S. real property interest by reason of our status as a U.S. real property holding corporation (a “USRPHC”), for U.S. federal income tax purposes.

A non-U.S. holder described in the first bullet point above generally will be subject to U.S. federal income tax on the net gain derived from the sale in the same manner as a U.S. holder. A non-U.S. holder that is a foreign corporation will be subject to tax on gain under regular graduated U.S. federal income tax rates and, in addition, may be subject to a branch profits tax at a 30% rate or a lower rate if so specified by an applicable income tax treaty. An individual non-U.S. holder described in the second bullet point above will be subject to a flat 30% U.S. federal income tax on the gain derived from the sale, which may be offset by U.S. source capital losses, subject to certain limitations.
In the case described in the third bullet point above, we have not determined whether we are a USRPHC; however, even if we are a USRPHC, so long as the Series UU Preferred Stock is regularly traded on an established securities market in the United States, within the meaning of applicable Treasury regulations, a non-U.S. holder will not be subject to U.S. federal income tax on the disposition of the Series UU Preferred Stock if the non-U.S. holder has not held more than 5% (actually or constructively) of the Series UU Preferred Stock at any time during the shorter of the five-year period preceding the date of disposition, or such non-U.S. holder’s holding period. If a non-U.S. holder exceeds the limits described in the last sentence with respect to the Series UU Preferred Stock and we are a USRPHC, the non-U.S. holder generally will be subject to U.S. federal income tax at the regular graduated rates applicable to U.S. persons upon its disposition at a gain.

A payment made to you in redemption of the Series UU Preferred Stock may be treated as a dividend, rather than as a payment in exchange for the stock, in the circumstances discussed above under “U.S. Holders — Sale or Redemption,” in which event the payment would be subject to tax as discussed above under “Non-U.S. Holders — Distributions.”
Non-U.S. holders should consult their own advisors about the U.S. federal income tax consequences that could result if we are, or become, a USRPHC.
Information Reporting and Backup Withholding
Information returns will be filed with the Internal Revenue Service (the “IRS”) in connection with payments of dividends on the Series UU Preferred Stock to, and the proceeds from a sale or other disposition of the Series UU Preferred Stock effected by, certain U.S. holders. In addition, certain U.S. holders may be subject to backup withholding with respect to such amounts if they do not provide their correct taxpayer identification number, and otherwise comply with applicable requirements of the backup withholding rules. Non-U.S. holders may be required to comply with applicable certification procedures to establish that they are not U.S. holders in order to avoid the application of such information reporting requirements and backup withholding.
Backup withholding is not an additional tax. Any amount withheld under the backup withholding rules from a payment to a U.S. holder or non-U.S. holder is allowable as a credit against the holder’s U.S. federal income tax liability and may entitle the holder to a refund, provided that the required information is timely furnished to the IRS.
Conversion of the Underlying Preferred Stock in Connection with a Change of Control
The treatment of the conversion of the underlying Series UU Preferred Stock to common stock pursuant to the Change of Control Conversion Right, or the receipt by a holder of Alternative Conversion Consideration in connection with a Change of Control, may depend on a number of factors, including the nature of the transaction that gives rise to the Change of Control, the nature of any Alternative Conversion Consideration, and a holder’s particular circumstances and tax status, and such transaction could be in whole or in part a taxable transaction for any particular holder. Holders should consult their own tax advisors as to the treatment of any such transaction.
FATCA
The Foreign Account Tax Compliance Act and related IRS guidance concerning foreign account tax compliance rules (“FATCA”) impose a 30% U.S. withholding tax on dividends in respect of Series UU Preferred Stock made to a non-United States entity that fails to take required steps to provide information regarding its “United States accounts” or its direct or indirect “substantial United States owners,” as applicable, or to make a required certification that it has no such accounts or owners. We will not pay any additional amounts to holders of the Series UU Preferred Stock in respect of any amounts withheld.
Prospective investors should consult their own tax advisors about how information reporting and the possible imposition of withholding tax under FATCA may apply to their investment in the Series UU Preferred Stock.

BOOK-ENTRY SYSTEM
The Depositary Shares will be represented by one or more fully registered global depositary receipts, each of which is referred to in this prospectus supplement as a “Global Security.” Each such Global Security will be deposited with, or on behalf of, DTC and registered in the name of DTC or a nominee thereof. Unless and until it is exchanged in whole or in part for Depositary Shares in definitive form, no Global Security may be transferred except as a whole by DTC to a nominee of DTC or by a nominee of DTC to DTC or another nominee of DTC or by DTC or any such nominee to a successor of DTC or a nominee of such successor.
Except under limited circumstances, Depositary Shares represented by a Global Security will not be exchangeable for, and will not otherwise be issuable as, certificated depositary receipts. Investors may elect to hold interests in a Global Security through either DTC in the United States or Clearstream Banking, S.A. (“Clearstream”) or Euroclear Bank SA/NV, as operator of the Euroclear System (“Euroclear”) in Europe if they are participants of such systems, or indirectly through organizations which are participants in such systems. Clearstream and Euroclear will hold interests on behalf of their participants through customers’ securities accounts in Clearstream’s and Euroclear’s names on the books of their respective depositaries, which in turn will hold such interests in customers’ securities accounts in the depositaries’ names on the books of DTC.
Beneficial interests in the Depositary Shares will be represented through book-entry accounts of financial institutions acting on behalf of Beneficial Owners (as defined below) as Direct and Indirect Participants (as defined below) in DTC. So long as DTC, or its nominee, is a registered owner of a Global Security, DTC or its nominee, as the case may be, will be considered the sole owner or holder of the Depositary Shares represented by such Global Security for all purposes under the instruments governing the rights and obligations of holders of the Depositary Shares. Except as provided below, the actual owners of the Depositary Shares represented by a Global Security (the “Beneficial Owners”) will not be entitled to have the Depositary Shares represented by such Global Security registered in their names, will not receive or be entitled to receive physical delivery of the Depositary Shares in definitive form and will not be considered the owners or holders thereof under the instruments governing the rights and obligations of holders of the Depositary Shares.
Accordingly, each person owning a beneficial interest in a Global Security must rely on the procedures of DTC and, if such person is not a participant of DTC (a “Participant”), on the procedures of the Participant through which such person owns its interest, to exercise any rights of a holder of the Depositary Shares. Under existing industry practices, if any action is requested of, or entitled to be given or taken under the instruments governing the rights and obligations of holders of the Depositary Shares by, holders of the Depositary Shares, DTC would authorize the Participants holding the relevant beneficial interests to give or take such action, and such Participants would authorize Beneficial Owners owning through such Participants to give or take such action or would otherwise act upon the instructions of Beneficial Owners.
The Depository Trust Company
DTC will act as securities depositary for the Depositary Shares. One or more Global Securities will initially represent the Depositary Shares and will be deposited with DTC. DTC is:
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a limited-purpose trust company organized under the New York Banking Law;

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a “banking organization” within the meaning of the New York Banking Law;

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a member of the Federal Reserve System;

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a “clearing corporation” within the meaning of the New York Uniform Commercial Code; and

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a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act.

DTC holds securities that its direct participants of DTC (“Direct Participants”) deposit with DTC. DTC also facilitates the post-trade settlement among Direct Participants of sales and other securities transactions in deposited securities, through electronic computerized book-entry transfers and pledges between Direct Participants’ accounts, thereby eliminating the need for physical movement of securities certificates.

Direct Participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC is a wholly-owned subsidiary of The Depository Trust & Clearing Corporation (“DTCC”). DTCC is the holding company for DTC, National Securities Clearing Corporation and Fixed Income Clearing Corporation, all of which are registered clearing agencies. DTCC is owned by the users of its regulated subsidiaries. Access to the DTC system is also available to indirect participants such as securities brokers and dealers, banks, trust companies, and clearing corporations that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly (“Indirect Participants”). The rules applicable to DTC and its Participants are on file with the SEC. More information about DTC can be found at www.dtcc.com. The contents of such website do not constitute part of this prospectus supplement.
Purchases of the Depositary Shares under DTC’s system must be made by or through Direct Participants, which will receive a credit for the Depositary Shares on DTC’s records. The ownership interest of each Beneficial Owner is in turn to be recorded on the records of Direct Participants and Indirect Participants. Beneficial Owners will not receive written confirmation from DTC of their purchase, but Beneficial Owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the Direct Participants or Indirect Participants through which such Beneficial Owner entered into the transaction. Transfers of ownership interests in the Series UU Preferred Stock are to be accomplished by entries made on the books of Participants acting on behalf of Beneficial Owners. Beneficial Owners will not receive certificated depositary receipts representing their ownership interests in the Depositary Shares, except in the limited circumstances that may be provided in the instruments governing the rights and obligations of holders of the Depositary Shares.
To facilitate subsequent transfers, all Depositary Shares deposited with DTC are registered in the name of DTC’s partnership nominee, Cede & Co. The deposit of the Depositary Shares with DTC and their registration in the name of Cede & Co. effect no change in beneficial ownership. DTC has no knowledge of the actual Beneficial Owners of the Depositary Shares. DTC’s records reflect only the identity of the Direct Participants to whose accounts such securities are credited, which may or may not be the Beneficial Owners. The Participants will remain responsible for keeping account of their holdings on behalf of their customers.
Conveyance of notices and other communications by DTC to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.
Neither DTC nor Cede & Co. will consent or vote with respect to the Depositary Shares. Under its usual procedures, DTC mails an Omnibus Proxy to us as soon as possible after the applicable record date. The Omnibus Proxy assigns Cede & Co.’s consenting or voting rights to those Direct Participants to whose accounts securities are credited on the applicable record date (identified in a listing attached to the Omnibus Proxy).
Payments on the Depositary Shares will be made in immediately available funds to DTC. DTC’s practice is to credit Direct Participants’ accounts on the applicable payment date in accordance with their respective holdings shown on DTC’s records unless DTC has reason to believe that it will not receive payment on such date.
Payments by Participants to Beneficial Owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of such Participant and not of DTC, the transfer agent or us, subject to any statutory or regulatory requirements as may be in effect from time to time. Any payment due to DTC on behalf of Beneficial Owners is our responsibility or the responsibility of the applicable agent, disbursement of such payments to Direct Participants shall be the responsibility of DTC, and disbursement of such payments to the Beneficial Owners shall be the responsibility of Direct Participants and Indirect Participants.
If (i) DTC notifies us that it is unwilling or unable to continue to act as securities depositary for the Depositary Shares and no successor securities depositary has been appointed pursuant to the instruments governing the rights and obligations of holders of the Depositary Shares within 90 days after such notice; (ii) DTC ceases to be a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act when the securities depositary is required to be so registered and so notifies us, and no successor securities depositary has been appointed pursuant to the instruments governing the rights and obligations of holders of the Depositary Shares within 90 days after such notice; or (iii) the Company in its sole discretion and subject to DTC’s procedures determines that the Depositary Shares shall be exchangeable for Depositary Shares represented by certificated depositary receipts; then (x) certificated depositary receipts may be prepared by us and delivered to the transfer agent and (y) upon surrender of the Global Securities representing the Depositary Shares by DTC (or any successor securities depositary), accompanied by registration instructions, we will cause certificated depositary receipts representing the Depositary Shares to be delivered to Beneficial Owners in accordance with the instructions of DTC (or such successor securities depositary).
Clearstream has advised that it is incorporated under the laws of Luxembourg as a professional depositary. Clearstream holds securities for its participants (“Clearstream Participants”) and facilitates the clearance and settlement of securities transactions between Clearstream Participants through electronic book-entry transfers between their accounts. Clearstream provides Clearstream Participants with, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream interfaces with domestic securities markets in several countries through established depository and custodial relationships. As a professional depositary, Clearstream is subject to regulation by the Luxembourg Commission for the Supervision of the Financial Sector, also known as the Commission de Surveillance du Secteur Financier. Clearstream Participants are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and other organizations. Clearstream Participants in the U.S. are limited to securities brokers, dealers and banks, and may include the underwriters. Indirect access to Clearstream is also available to other institutions such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with Clearstream Participants. Distributions with respect to interests in global securities held through Clearstream will be credited to cash accounts of its customers in accordance with its rules and procedures, to the extent received by the U.S. depositary for Clearstream.
Euroclear has advised that it was created in 1968 to hold securities for its participants and to clear and settle transactions between Euroclear participants (“Euroclear Participants”) through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Euroclear provides various other services, including securities lending and borrowing, and interfaces with domestic markets in several countries. Euroclear is operated by Euroclear Bank SA/NV under contract with Euroclear plc, a UK corporation. Euroclear Participants include banks, including central banks, securities brokers and dealers and other professional financial intermediaries and may include the underwriters. Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear Participant, either directly or indirectly.
Global Clearance and Settlement Procedures
Secondary market trading between the DTC Participants will occur in the ordinary way in accordance with the DTC rules and will be settled in immediately available funds. Secondary market trading between Clearstream Participants and/or Euroclear Participants will occur in the ordinary way in accordance with the applicable rules and operating procedures of Clearstream and Euroclear and will be settled using the procedures applicable to conventional Eurobonds in immediately available funds.
Cross-market transfers between persons holding directly or indirectly through DTC, on the one hand, and directly or indirectly through Clearstream Participants or Euroclear Participants, on the other, will be effected in DTC in accordance with the DTC rules on behalf of the relevant European international clearing system by DTC in its capacity as U.S. depositary; however, such cross-market transactions will require delivery of instructions to the relevant European international clearing system by the counterparty in such system in accordance with its rules and procedures and within its established deadlines (European time). The relevant European international clearing system will, if the transaction meets its settlement requirements, deliver instructions to DTC to take action to effect final settlement on its behalf by delivering interests in the

Depositary Shares to or receiving interests in the Depositary Shares from DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Clearstream Participants and Euroclear Participants may not deliver instructions directly to DTC.
Because of time-zone differences, credits of interests in the Depositary Shares received in Clearstream or Euroclear as a result of a transaction with a DTC Participant will be made during subsequent securities settlement processing and will be credited the business day following the DTC settlement date. Such credits or any transactions involving interests in such Depositary Shares settled during such processing will be reported to the relevant Euroclear or Clearstream Participants on such business day. Cash received in Clearstream or Euroclear as a result of sales of interests in the Depositary Shares by or through a Clearstream Participant or a Euroclear Participant to a DTC Participant will be received with value on the DTC settlement date but will be available in the relevant Clearstream or Euroclear cash account only as of the business day following settlement in DTC.
Although DTC, Clearstream and Euroclear have agreed to the foregoing procedures in order to facilitate transfers of the Depositary Shares among participants of DTC, Clearstream and Euroclear, they are under no obligation to perform or continue to perform such procedures and such procedures may be discontinued at any time.
The information in this section concerning DTC and its book-entry system, Euroclear and Clearstream has been obtained from sources that we believe to be reliable, but we take no responsibility for the accuracy of this information.

UNDERWRITING
BofA Securities, Inc., Citigroup Global Markets Inc., Morgan Stanley & Co. LLC, RBC Capital Markets, LLC, UBS Securities LLC and Wells Fargo Securities, LLC are joint book-runners for the offering and are acting as representatives of each of the underwriters named below (the “Representatives”). Subject to the terms and conditions of the underwriting agreement dated the date of this prospectus supplement, the underwriters have severally, and not jointly, agreed to purchase from us, and we have agreed to sell to the underwriters, the respective number of Depositary Shares set forth opposite their names below.
Name	Number of Depositary Shares
BofA Securities, Inc.
Citigroup Global Markets Inc
Morgan Stanley & Co. LLC
RBC Capital Markets, LLC
UBS Securities LLC
Wells Fargo Securities, LLC

Total
The underwriting agreement provides that the obligations of the several underwriters to pay for and accept delivery of the Depositary Shares are subject to certain conditions, including the receipt of legal opinions relating to certain matters. The underwriters must purchase all of the Depositary Shares, if they purchase any of the Depositary Shares. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the nondefaulting underwriters may be increased or the underwriting agreement may be terminated.
We have agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect of any of these liabilities.
The underwriters are offering the Depositary Shares, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the Depositary Shares, and other conditions contained in the underwriting agreement, such as the receipt by the underwriters of officers’ certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.
We have agreed for a period beginning on the date of this prospectus supplement and continuing to and including a period of 30 days, not to offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer, dispose of, directly or indirectly, any shares of our securities that are substantially similar to the Depositary Shares or any securities convertible into or exercisable or exchangeable for Depositary Shares, without the prior written consent of the Representatives.
Commissions and Discounts
The Depositary Shares sold by the underwriters to the public will initially be offered at the initial public offering price set forth on the cover of this prospectus supplement. Any Depositary Shares sold by the underwriters to securities dealers may be sold at a discount from the initial public offering price of up to $      per Depositary Share with respect to retail sales and $      per Depositary Share with respect to institutional sales. Any such securities dealers may resell any Depositary Shares purchased from the underwriters to certain other brokers or dealers at a discount from the price to the public of up to $      per Depositary Shares from the price to the public with respect to retail sales and $      per Depositary

Share with respect to institutional sales. If all the Depositary Shares are not sold at the initial public offering price, the underwriters may change the offering price and the other selling terms.
The expenses of the offering, not including the underwriting discount, are estimated to be approximately $      and are payable by us.
Over-Allotment
We have granted the underwriters an option to purchase up to an additional           of Depositary Shares from us to cover over-allotments, if any, for 30 days from the date of this prospectus supplement.
The following table shows the per Depositary Share and total underwriting discount to be paid to the underwriters by us. Such amounts are shown assuming both no exercise and full exercise of the underwriters’ over-allotment option to purchase           additional Depositary Shares.
	No Exercise	Full Exercise
Per Depositary Share(1)	$	$
Total	$	$

(1)
Reflects           Depositary Shares sold to retail investors, for which the underwriters will receive an underwriting discount of $      per Depositary Share, and      Depositary Shares sold to institutional investors, for which the underwriters will receive an underwriting discount of $      per Depositary Share.

New Issue of Securities
The Depositary Shares are a new issue of securities with no established trading market. We intend to apply to list the Depositary Shares on the NYSE under the symbol “TDSPrU” and, if the application is approved, we expect trading in the Depositary Shares to begin within 30 days after the date that the Depositary Shares are first issued. The underwriters have advised us that they intend to make a market in the Depositary Shares but they are not obligated to do so and may discontinue market making at any time without notice. No assurance can be given as to the liquidity of any trading market for the Depositary Shares.
Price Stabilization and Short Positions
In connection with the offering, the underwriters may engage in transactions that stabilize, maintain, or otherwise affect the price of the Depositary Shares. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater aggregate principal amount of the Depositary Shares than they are required to purchase in this offering. Stabilizing transactions consist of certain bids or purchases made for the purpose of preventing or retarding a decline in the market price of the Depositary Shares while this offering is in process.
These activities by the underwriters may stabilize, maintain or otherwise affect the market price of the Depositary Shares. As a result, the price of the Depositary Shares may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the underwriters at any time. These transactions may be effected in the over-the-counter market or otherwise.
Extended Settlement
We expect that delivery of the Depositary Shares will be made to investors on      , 2021 which will be the        business day following the date of this prospectus supplement (such settlement being referred to as “T+     ”). Under Rule 15c6-1 under the Exchange Act, trades in the secondary market are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade their Depositary Shares prior to the second business day preceding the date of delivery of the Depositary Shares referenced above will be required, by virtue of the fact that the Depositary Shares initially will settle in T+     , to specify an alternate settlement arrangement at the time of any such trade to prevent a failed settlement. Purchasers who wish to trade their Depositary Shares prior to the second business day preceding the date of delivery of the Depositary Shares referenced above should consult their advisors.
Other Relationships
The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include, among other activities, securities trading and underwriting, commercial and investment banking, financial advisory, corporate trust, investment management, investment research, principal investment, hedging, financing and brokerage activities. Some of the underwriters and/or their affiliates have in the past and may in the future provide us and our affiliates with commercial banking, investment banking, financial advisory and other services for which they have received and in the future will receive customary fees. In addition, certain underwriters or their affiliates provide credit to us as lenders, and an affiliate of one of the underwriters serves as the trustee under the indenture.
In addition, in the ordinary course of their business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.
Selling Restrictions
Prohibition of Sales to EEA Retail Investors
The Depositary Shares may not be offered, sold or otherwise made available to any retail investor in the EEA. For the purposes of this provision:
(a)
the expression “retail investor” means a person who is one (or more) of the following:

(i)
a retail client as defined in point (11) of Article 4(1) of MiFID II; or

(ii)
a customer within the meaning of the Insurance Distribution Directive, where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or

(iii)
not a qualified investor as defined in the Prospectus Regulation; and

(b)
the expression “offer” includes the communication in any form and by any means of sufficient information on the terms of the offer and the Depositary Shares to be offered so as to enable an investor to decide to purchase or subscribe for the Depositary Shares.

Prohibition of Sales to UK Retail Investors and Notice to Prospective Investors in United Kingdom
The Depositary Shares may not be offered, sold or otherwise made available to any retail investor in the United Kingdom. For the purposes of this provision:
(a)
the expression “retail investor” means a person who is one (or more) of the following:

(i)
a retail client, as defined in point (8) of Article 2 of Regulation (EU) No 2017/565 as it forms part of domestic law by virtue of the EUWA; or

(ii)
a customer within the meaning of the provisions of the FSMA and any rules or regulations made under the FSMA to implement the Insurance Distribution Directive, where that customer would not qualify as a professional client, as defined in point (8) of Article 2(1) of Regulation (EU) No 600/2014 as it forms part of domestic law by virtue of the EUWA; or

(iii)
not a qualified investor as defined in the UK Prospectus Regulation; and

(b)
the expression “offer” includes the communication in any form and by any means of sufficient information on the terms of the offer and the Depositary Shares to be offered so as to enable an investor to decide to purchase or subscribe for the Depositary Shares.

Any invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) in connection with the issue or sale of the Depositary Shares may only be communicated or caused to be communicated in circumstances in which Section 21(1) of the FSMA does not apply to TDS.
All applicable provisions of the FSMA must be complied with in respect to anything done by any person in relation to the Depositary Shares in, from or otherwise involving the United Kingdom.
Notice to Prospective Investors in Canada
The Depositary Shares may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the Depositary Shares must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.
Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.
Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with the offering.
Notice to Prospective Investors in Hong Kong
The Depositary Shares have not been offered and will not be offered or sold in Hong Kong by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32, Laws of Hong Kong), (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32, Laws of Hong Kong) and no advertisement, invitation or document relating to the Depositary Shares may be issued or has been or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to Depositary Shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.
Notice to Prospective Investors in Japan
The Depositary Shares and the Series UU Preferred Stock have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1948, as amended) (the “Financial Instruments and Exchange Law”), and the Depositary Shares and the Series UU Preferred Stock have not been offered or sold and will not be offered or sold, directly or indirectly, in Japan or to, or for the account or benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to, or for the account or benefit of, any resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Law and any other applicable laws, regulations and guidelines promulgated by the relevant Japanese governmental and regulatory authorities and in effect at the relevant time.
Notice to Prospective Investors in Korea
The Depositary Shares may not be offered, sold and delivered directly or indirectly, or offered or sold to any person for reoffering or resale, directly or indirectly, in Korea or to any resident of Korea except pursuant to the applicable laws and regulations of Korea, including the Korea Securities and Exchange Act and the Foreign Exchange Transaction Law and the decrees and regulations thereunder. The Depositary Shares have not been and will not be registered with the Financial Services Commission of Korea for public offering in Korea. Furthermore, the Depositary Shares may not be resold to Korean residents unless the purchaser of the Depositary Shares complies with all applicable regulatory requirements (including but not limited to government approval requirements under the Foreign Exchange Transaction Law and its subordinate decrees and regulations) in connection with the purchase of the Depositary Shares.
Notice to Prospective Investors in Taiwan
The Depositary Shares have not been and will not be registered with the Financial Supervisory Commission of Taiwan, the Republic of China (“Taiwan”), pursuant to relevant securities laws and regulations and may not be offered or sold in Taiwan through a public offering or in any manner which would constitute an offer within the meaning of the Securities and Exchange Act of Taiwan or would otherwise require registration with or the approval of the Financial Supervisory Commission of Taiwan. No person or entity in Taiwan has been authorized to offer, sell, give advice regarding or otherwise intermediate the offering or sale of the Depositary Shares in Taiwan.
Notice to Prospective Investors in Switzerland
This prospectus supplement is not intended to constitute an offer or solicitation to purchase or invest in the Depositary Shares. The Depositary Shares may not be publicly offered, directly or indirectly, in Switzerland within the meaning of the Swiss Financial Services Act (“FinSA”) and no application has or will be made to admit the Depositary Shares to trading on any trading venue (exchange or multilateral trading facility) in Switzerland. Neither this prospectus supplement nor any other offering or marketing material relating to the Depositary Shares constitutes a prospectus pursuant to the FinSA, and neither this prospectus supplement nor any other offering or marketing material relating to the Depositary Shares may be publicly distributed or otherwise made publicly available in Switzerland.
Notice to Prospective Investors in the United Arab Emirates
The Depositary Shares have not been, and are not being, publicly offered, sold, promoted or advertised in the United Arab Emirates (including the DIFC) other than in compliance with the laws of the United Arab Emirates (and the DIFC) governing the issue, offering and sale of securities. Further, this prospectus supplement and the accompanying prospectus do not constitute a public offer of securities in the United Arab Emirates (including the DIFC) and is not intended to be a public offer. This prospectus supplement and accompanying prospectus have not been approved by or filed with the Central Bank of the United Arab Emirates, the Securities and Commodities Authority or the DFSA.

LEGAL MATTERS
The validity of the Depositary Shares offered by this prospectus supplement and of the Series UU Preferred Stock will be passed upon for TDS by the law firm of Sidley Austin LLP, Chicago, Illinois. The following persons are members of such firm: Walter C. D. Carlson, a trustee and beneficiary of a voting trust that controls TDS, the non-executive chairman of the board and member of the board of directors of TDS and a director of UScellular; and Stephen P. Fitzell, the General Counsel and/or an Assistant Secretary of TDS and UScellular and certain subsidiaries of TDS. Walter C. D. Carlson does not perform any legal services for TDS, UScellular or their subsidiaries. Mayer Brown LLP, Chicago, Illinois, has acted as counsel to the underwriters. Debora de Hoyos, wife of Walter C.D. Carlson, is a partner of Mayer Brown LLP.
WHERE YOU CAN FIND MORE INFORMATION
We file reports, proxy statements and other information with the SEC. Such materials also may be accessed electronically by means of the SEC’s web site at http://www.sec.gov or on TDS’ website at http://www.tdsinc.com.
You also may obtain information about us from the NYSE. Our Common Shares are listed for trading on the NYSE under the symbol “TDS.” In addition, our 6.625% Senior Notes due 2045 are listed on the NYSE under the symbol “TDI,” our 6.875% Senior Notes due 2059 are listed on the NYSE under the symbol “TDE,” our 7% Senior Notes due 2060 are listed on the NYSE under the symbol “TDJ” and our 5.875% Senior Notes due 2061 are listed on the NYSE under the symbol “TDA.” The offices of the NYSE are located at 11 Wall Street, New York, New York, 10005.
The SEC allows us to “incorporate by reference” information into this prospectus supplement, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus supplement, except for any information superseded by information in this prospectus supplement.
This prospectus supplement incorporates by reference the documents set forth below that have been filed previously with the SEC (provided that any information in any Form 8-K that is not deemed to be “filed” pursuant to Item 2.02 or 7.01 of Form 8-K shall not be incorporated by reference herein). These documents contain important information about our business and finances.
1.
TDS’ Annual Report on Form 10-K for the year ended December 31, 2020.

This prospectus supplement also incorporates by reference additional documents that may be filed by us with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act between the date of this Prospectus and the date our offering is completed or terminated (other than information in such filings that was “furnished” under applicable SEC rules, rather than “filed”).
You may obtain copies of such documents which are incorporated by reference in this Prospectus (other than exhibits thereto that are not specifically incorporated by reference herein), without charge, upon written or oral request to Investor Relations, Telephone and Data Systems, Inc., 30 North LaSalle Street, Suite 4000, Chicago, Illinois 60602, telephone (312) 630-1900. In order to ensure delivery of documents, any request therefor should be made not later than five business days prior to making an investment decision.

TELEPHONE AND DATA SYSTEMS, INC.
Senior Debt Securities
Subordinated Debt Securities
Preferred Stock
Depositary Shares

We may use this Prospectus from time to time to offer, on a continuous, delayed or periodic basis, senior and subordinated debt securities consisting of debentures, notes, bonds and/or other evidences of indebtedness, preferred stock or depositary shares, which we refer to collectively as “securities.” We may offer such securities in one or more series in amounts, at prices and on terms to be determined at the time of sale.
The following information about offered securities will be set forth in a Prospectus Supplement that will accompany this Prospectus: the specific designation, aggregate principal amount, subordination provisions, if any, currency denomination, maturity, interest rate — which may be fixed or variable, time of payment of interest, if any, any terms for redemption at our option or the holder’s option, any terms for sinking fund payments, liquidation amount, dividends, whether such securities are exchangeable into other securities, the initial public offering price and any other terms of the securities and the offering.
We may sell securities to or through underwriters or dealers, and also may sell securities to other purchasers directly or through agents. An accompanying Prospectus Supplement will set forth the names of any underwriters, dealers or agents involved in the sale of the securities offered hereby, the principal amounts, if any, to be purchased by underwriters and the compensation of such underwriters, dealers or agents.
Our Common Shares are listed for trading on the New York Stock Exchange under the symbol “TDS.” In addition, certain of our debt is listed for trading on the New York Stock Exchange. The relevant Prospectus Supplement will contain information, if applicable, as to whether the securities offered will be listed for trading on any securities exchange or other market.
Investing in our securities involves risk. See “Risk Factors” on page 2 of this Prospectus, in any applicable Prospectus Supplement and in the documents that are incorporated by reference herein.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this Prospectus. Any representation to the contrary is a criminal offense.

The date of this Prospectus is February 23, 2021

RISK FACTORS
Our business is subject to risks and uncertainties. You should carefully consider and evaluate all of the information included and incorporated by reference in this Prospectus, including the risk factors incorporated by reference from Part I, Item 1A of our most recent Annual Report on Form 10-K, as may be updated by Part II, Item 1A of our Quarterly Reports on Form 10-Q and other SEC filings filed after such Annual Report, which are incorporated by reference herein. See “Where You Can Find More Information” below. It is possible that our business, financial condition, liquidity or results of operations could be materially adversely affected by any of such risks. The Prospectus Supplement related to an offering may also include certain risks relating to that offering.
FORWARD LOOKING STATEMENTS
This Prospectus and the documents incorporated by reference herein contain statements that are not based on historical facts and represent “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the rules of the Securities and Exchange Commission (“SEC”). All statements, other than statements of historical facts, are forward-looking statements. The words “believes,” “anticipates,” “estimates,” “expects,” “plans,” “intends,” “projects” and similar expressions are intended to identify these forward-looking statements, but are not the exclusive means of identifying them. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause actual results, events or developments to be significantly different from any future results, events or developments expressed or implied by such forward-looking statements. Such risks, uncertainties and other factors include those set forth below and the risks included or incorporated by reference under “Risk Factors.” However, such factors are not necessarily all of the important factors that could cause actual results, performance or achievements to differ materially from those expressed in, or implied by, the forward-looking statements contained in this Prospectus and the documents incorporated by reference herein. Other unknown or unpredictable factors also could have material adverse effects on future results, performance or achievements. TDS undertakes no obligation to update publicly any forward-looking statements whether as a result of new information, future events or otherwise. You should carefully consider the Risk Factors included or incorporated by reference herein, the following factors and other information contained in, or incorporated by reference into, this Prospectus to understand the material risks relating to TDS’ business.
Operational Risk Factors
•
Intense competition involving products, services, pricing and network speed and technologies could adversely affect TDS’ revenues or increase its costs to compete.

•
Changes in roaming practices or other factors could cause TDS’ roaming revenues to decline from current levels, roaming expenses to increase from current levels and/or impact TDS’ ability to service its customers in geographic areas where TDS does not have its own network, which could have an adverse effect on TDS’ business, financial condition or results of operations.

•
A failure by TDS to obtain access to adequate radio spectrum to meet current or anticipated future needs and/or to accurately predict future needs for radio spectrum could have an adverse effect on TDS’ business, financial condition or results of operations.

•
An inability to attract people of outstanding talent throughout all levels of the organization, to develop their potential through education and assignments, and to retain them by keeping them engaged, challenged and properly rewarded could have an adverse effect on TDS’ business, financial condition or results of operations.

•
TDS’ smaller scale relative to larger competitors that may have greater financial and other resources than TDS could cause TDS to be unable to compete successfully, which could adversely affect its business, financial condition or results of operations.

•
Changes in various business factors, including changes in demand, consumer preferences and perceptions, price competition, churn from customer switching activity and other factors, could have an adverse effect on TDS’ business, financial condition or results of operations.

•
Advances or changes in technology could render certain technologies used by TDS obsolete, could put TDS at a competitive disadvantage, could reduce TDS’ revenues or could increase its costs of doing business.

•
Complexities associated with deploying new technologies present substantial risk and TDS’ investments in unproven technologies may not produce the benefits that TDS expects.

•
Costs, integration problems or other factors associated with acquisitions, divestitures or exchanges of properties or wireless spectrum licenses and/or expansion of TDS’ businesses could have an adverse effect on TDS’ business, financial condition or results of operations.

•
A failure by TDS to complete significant network construction and systems implementation activities as part of its plans to improve the quality, coverage, capabilities and capacity of its network, support and other systems and infrastructure could have an adverse effect on its operations.

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Difficulties involving third parties with which TDS does business, including changes in TDS’ relationships with or financial or operational difficulties of key suppliers or independent agents and third party national retailers who market TDS’ services, could adversely affect TDS’ business, financial condition or results of operations.

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A failure by TDS to maintain flexible and capable telecommunication networks or information technology, or a material disruption thereof, could have an adverse effect on TDS’ business, financial condition or results of operations.

Financial Risk Factors
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Uncertainty in TDS’ future cash flow and liquidity or the inability to access capital, deterioration in the capital markets, other changes in TDS’ performance or market conditions, changes in TDS’ credit ratings or other factors could limit or restrict the availability of financing on terms and prices acceptable to TDS, which could require TDS to reduce its construction, development or acquisition programs, reduce the amount of wireless spectrum licenses acquired, and/or reduce or cease share repurchases and/or the payment of dividends.

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TDS has a significant amount of indebtedness which could adversely affect its financial performance and in turn adversely affect its ability to make payments on its indebtedness, comply with terms of debt covenants and incur additional debt.

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TDS’ assets and revenue are concentrated primarily in the U.S. telecommunications industry. Consequently, its operating results may fluctuate based on factors related primarily to conditions in this industry.

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TDS has significant investments in entities that it does not control. Losses in the value of such investments could have an adverse effect on TDS’ financial condition or results of operations.

Regulatory, Legal and Governance Risk Factors
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Failure by TDS to timely or fully comply with any existing applicable legislative and/or regulatory requirements or changes thereto could adversely affect TDS’ business, financial condition or results of operations.

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TDS receives significant regulatory support, and is also subject to numerous surcharges and fees from federal, state and local governments — the applicability and the amount of the support and fees are subject to great uncertainty, including the ability to pass through certain fees to customers, and this uncertainty could have an adverse effect on TDS’ business, financial condition or results of operations.

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Settlements, judgments, restraints on its current or future manner of doing business and/or legal costs resulting from pending and future litigation could have an adverse effect on TDS’ business, financial condition or results of operations.

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The possible development of adverse precedent in litigation or conclusions in professional studies to the effect that radio frequency emissions from wireless devices and/or cell sites cause harmful health consequences, including cancer or tumors, or may interfere with various electronic medical devices such as pacemakers, could have an adverse effect on TDS’ wireless business, financial condition or results of operations.

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Claims of infringement of intellectual property and proprietary rights of others, primarily involving patent infringement claims, could prevent TDS from using necessary technology to provide products or services or subject TDS to expensive intellectual property litigation or monetary penalties, which could have an adverse effect on TDS’ business, financial condition or results of operations.

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Certain matters, such as control by the TDS Voting Trust and provisions in the TDS Restated Certificate of Incorporation, may serve to discourage or make more difficult a change in control of TDS or have other consequences.

General Risk Factors
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TDS has experienced, and in the future expects to experience, cyber-attacks or other breaches of network or information technology security of varying degrees on a regular basis, which could have an adverse effect on TDS’ business, financial condition or results of operations.

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Disruption in credit or other financial markets, a deterioration of U.S. or global economic conditions or other events could, among other things, impede TDS’ access to or increase the cost of financing its operating and investment activities and/or result in reduced revenues and lower operating income and cash flows, which would have an adverse effect on TDS’ business, financial condition or results of operations.

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The impact of public health emergencies, such as the COVID-19 pandemic, on TDS’ business is uncertain, but depending on duration and severity could have a material adverse effect on TDS’ business, financial condition or results of operations.

ABOUT THIS PROSPECTUS
We filed a Registration Statement on Form S-3 related to the offering described in this Prospectus. We filed such Registration Statement as a “well-known seasoned issuer” as defined in Rule 405 under the Securities Act. By using an automatic shelf Registration Statement, we may, at any time and from time to time, sell senior debt securities, subordinated debt securities, preferred stock or depositary shares under this Prospectus in one or more offerings in an indeterminate amount. This Prospectus provides you with a general description of such securities. We may, by filing a post-effective amendment to our Registration Statement on Form S-3, add additional types of securities to such automatic shelf Registration Statement that may be sold under this Prospectus.
As allowed by SEC rules, this Prospectus does not contain all of the information which you can find in the Registration Statement. You are referred to the Registration Statement and the exhibits thereto for further information. This document is qualified in its entirety by such other information. The Registration Statement can be read at the SEC web site specified under the heading “Where You Can Find More Information” below.
As used in this Prospectus, “TDS,” the “Company”, “we,” “us”, and/or “our” refers to Telephone and Data Systems, Inc., unless the context requires otherwise.
You should rely only on the information contained or incorporated by reference in this Prospectus. We have not authorized anyone to provide you with information that is different from what is contained in this Prospectus. You should not assume that the information contained in this Prospectus is accurate as of any date other than the date of such Prospectus, and neither the mailing of this Prospectus to shareholders nor the issuance of any securities hereunder shall create any implication to the contrary. This Prospectus does not offer to buy or sell securities in any jurisdiction where it is unlawful to do so.

TDS
TDS is a diversified telecommunications company providing high-quality telecommunications services to approximately 6.2 million customers nationwide, including approximately 5.0 million wireless customers in 21 states and 1.2 million broadband, video and voice connections in 32 states at December 31, 2020. TDS conducts all of its wireless operations through its 82%-owned subsidiary, United States Cellular Corporation (“UScellular”). TDS provides broadband, video and voice services, through its wholly-owned subsidiary, TDS Telecommunications LLC (“TDS Telecom”), and hosted and managed services through its wholly-owned subsidiary, OneNeck IT Solutions (“OneNeck”). UScellular, TDS Telecom and OneNeck provided approximately 77%, 19% and 4%, respectively, of TDS’ consolidated revenues during 2020. TDS has its principal executive offices at 30 North LaSalle Street, Chicago, Illinois 60602, and its telephone number is (312) 630-1900. TDS was incorporated in 1968 and changed its corporate domicile from Iowa to Delaware in 1998.
For current selected financial information and other information about TDS, see TDS’ Annual Report on Form 10-K for the most recent fiscal year, which includes certain portions of the TDS Annual Report to Shareholders, as incorporated by reference herein. See also our Quarterly Reports on Form 10-Q and other SEC filings filed after such Annual Report, which are incorporated by reference herein. See “Where You Can Find More Information” below.
USE OF PROCEEDS
Unless otherwise indicated in an accompanying Prospectus Supplement, the net proceeds to be received by TDS from the sale of securities offered by this Prospectus will be used principally for general corporate purposes, including: in connection with our acquisition, construction and development programs; for the reduction of short-term debt; for working capital; the possible reduction of other long-term debt; the repurchase of shares; or to provide additional investments in our subsidiaries. Until the proceeds are used for these purposes, we may deposit them in interest-bearing accounts or invest them in short-term investment securities.
DESCRIPTION OF DEBT SECURITIES
We expect to issue the senior debt securities under the Indenture dated November 1, 2001 (the “Senior Indenture”) between TDS and The Bank of New York Mellon Trust Company, N.A. (formerly known as The Bank of New York Trust Company, N.A., as successor to BNY Midwest Trust Company), as Trustee, which has been incorporated by reference as an exhibit to the Registration Statement of which this Prospectus is a part. We expect to issue the subordinated debt securities under the Indenture dated September 16, 2013 (the “Subordinated Indenture” and, together with the Senior Indenture, the “Indentures”) between TDS and The Bank of New York Mellon Trust Company, N.A., as Trustee, which has been incorporated by reference as an exhibit to the Registration Statement of which this Prospectus is a part. The following is a summary of the material terms of the Senior Indenture and the Subordinated Indenture.
The statements contained in this Prospectus relating to the Indentures and the debt securities we may issue are summaries and are subject to, and are qualified in their entirety by reference to, all provisions of the Indentures (including those terms made a part of the Indentures by reference to the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”)) and the other instruments defining the rights of holders of specific debt securities to be filed with the SEC at the time that such debt securities are issued. You should read the Indentures and such other documents for information that may be important to you before you buy any debt securities.
General Terms of the Indentures
The debt securities that we may issue under the Indentures will be our direct obligations and may include debentures, notes, bonds and other evidences of indebtedness.
The Indentures do not limit the aggregate principal amount of debt securities, secured or unsecured, which we may issue under the Indentures or otherwise.

We may issue debt securities under the Indentures from time to time in one or more series or tranches thereof, as authorized by a resolution of our board of directors and as set forth in a company order or one or more supplemental indentures creating such series.
Unless otherwise indicated in the applicable Prospectus Supplement, the Indentures also permit us to increase the principal amount of any series of debt securities previously issued and to issue such increased principal amount.
The debt securities may be denominated and payable in foreign currencies or units based on or relating to foreign currencies.
We will describe any special United States federal income tax considerations applicable to the debt securities in the Prospectus Supplement relating to those debt securities.
Senior debt securities issued under the Senior Indenture are expected to be unsecured obligations of TDS and to rank pari passu with all other unsecured debt of TDS. However, because TDS is a holding company, the right of TDS, and hence the right of the creditors of TDS (including the holders of senior debt securities), to participate in any distribution of the assets of any subsidiary upon its liquidation or reorganization or otherwise is necessarily subject to the prior claims of creditors of such subsidiary, except to the extent that claims of TDS as a creditor of such subsidiary may be recognized.
Subordinated debt securities will be subordinated and junior in right of payment to the prior payment in full of all of the senior debt of TDS, including the senior debt securities. We will state in the applicable Prospectus Supplement relating to any subordinated debt securities the subordination terms of the securities as well as the aggregate amount of outstanding indebtedness, as of the most recent practicable date, that by its terms would be senior to the subordinated debt securities.
In addition, the ability of TDS to make payments of principal and interest on the debt securities will be dependent upon the payment to it by its subsidiaries of dividends, loans or advances. As described in the notes to the TDS financial statements incorporated by reference in this Prospectus, such payments by TDS’ regulated telephone company subsidiaries may be subject to regulatory restrictions.
There are no restrictions in the Indentures against TDS or its subsidiaries incurring secured or unsecured indebtedness or issuing secured or unsecured debt securities under the Indentures or other indentures.
The Indentures are subject to, and governed by, the Trust Indenture Act.
Designation of Terms of Securities
We will execute a company order and/or a supplemental indenture relating to a particular series of debt securities if and when we issue any debt securities.
We will describe the particular terms of each series of debt securities in a Prospectus Supplement relating to that series.
We can issue these debt securities in one or more series with the same or various maturities, at par, at a premium, or at a discount.
We will set forth in a Prospectus Supplement relating to any series of debt securities being offered, the aggregate principal amount and the following terms of the debt securities:
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the title and designation of such debt securities and series;

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any limitations on the aggregate principal amount of the debt securities of any series;

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whether the debt securities are to represent senior or subordinated indebtedness and, if subordinated debt securities, the specific subordination provisions applicable thereto;

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in the case of subordinated debt securities, the relative degree, if any, to which such subordinated debt securities of the series will be senior to or be subordinated to other series of subordinated debt securities or other indebtedness TDS in right of payment, whether such other series of subordinated debt securities or other indebtedness is outstanding or not;
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the stated maturity or maturities of such series;

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the date or dates from which interest will accrue, the interest payment dates on which such interest will be payable or the manner of determination of such interest payment dates and the record date for the determination of holders to whom interest is payable on any such interest payment date;

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the interest rate or rates, which may be fixed or variable, or method of calculation of such rate or rates, for such series;

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the terms, if any, regarding the redemption, purchase or repayment of such series;

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whether or not the debt securities of such series will be issued in whole or in part in the form of a global security and, if so, the depository for such global security and the related procedures with respect to transfer and exchange of such global security;

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the form of the debt securities of such series;

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the maximum annual interest rate, if any, of the debt securities permitted for such series;

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whether the debt securities of such series shall be subject to periodic offering;

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the currency or currencies, including composite currencies, in which payment of the principal of (and premium, if any) and interest on the debt securities of such series will be payable, if other than dollars;

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any other information necessary to complete the debt securities of such series;

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the establishment of any office or agency at which the principal of and interest, if any, on debt securities of that series will be payable;

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if other than denominations of $1,000 or any integral multiple thereof, the denominations in which the debt securities of the series will be issuable;

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the obligations or instruments, if any, which may be eligible for use in defeasance of any debt securities in respect of the debt securities of a series denominated in a currency other than dollars or in a composite currency;

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whether or not the debt securities of such series will be issued as original issue discount securities and the terms thereof, including the portion of the principal amount thereof which will be payable upon declaration of acceleration of the maturity;

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whether the principal of and premium, if any, or interest, if any, on such debt securities is payable, at the election of TDS or the holder thereof, in coin or currency, including composite currencies, other than that in which the debt securities are stated to be payable;

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whether the amount of payment of principal of and premium, if any, or interest, if any, on such debt securities may be determined with reference to an index, formula or other method, or based on a coin or currency other than that in which the debt securities are stated to be payable;

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any addition to, or modification or deletion of, any covenants or terms to the applicable Indenture, including events of default with respect to the debt securities of the series;

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the terms and conditions, if any, pursuant to which the debt securities of the series are secured;

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whether the debt securities of the series will be exchangeable into other securities and, if so, the terms and conditions upon which such securities will be exchangeable; and

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any other terms of such series not inconsistent with the applicable Indenture.

We may issue debt securities at a discount below their stated principal amount and provide for less than the entire principal amount of the debt securities to be payable upon declaration of acceleration of maturity. In that event, we will describe any material federal income tax considerations and other material considerations in the applicable Prospectus Supplement.

Form, Exchange, Registration and Transfer
Debt securities in definitive form will be issued as registered securities without coupons in denominations of $1,000, unless otherwise specified in an accompanying Prospectus Supplement, and will be authenticated by the Trustee.
You may present debt securities for registration of transfer, with the form of transfer endorsed thereon duly executed, or exchange, at the office of the security registrar, without service charge and upon payment of any taxes and other governmental charges.
Such transfer or exchange will be effected upon TDS or the security registrar being satisfied with the documents of title and identity of the person making the request.
It is expected that the security register will be maintained by the Trustee at its offices in New York, New York.
We may change the securities registrar and the place for registration of transfer and exchange of the debt securities and may designate one or more additional places for such registration and exchange.
We will not be required to:
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issue, register the transfer of or exchange any debt security during a period beginning at the opening of business 15 days before the day of the mailing of a notice of redemption of less than all the outstanding debt securities and ending at the close of business on the day of such mailing, or

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register the transfer of or exchange any debt securities or portions thereof called for redemption in whole or in part.

Payment and Paying Agents
You will receive payment of principal of and premium, if any, on any debt security only against surrender by you to the paying agent of such debt security.
Principal of and any premium and interest on any debt security will be payable at the office of such paying agent or paying agents as we may designate from time to time.
It is expected that the Trustee will act as paying agent with respect to debt securities. We may at any time designate additional paying agents or rescind the designation of any paying agents or approve a change in the office through which any paying agent acts.
All moneys paid by us to a paying agent for the payment of the principal of and premium, if any, or interest, if any, on any debt securities that remain unclaimed at the end of two years after such principal, premium, if any, or interest will have become due and payable, subject to applicable law, will be repaid to us and the holder of such debt security will thereafter look only to us for payment thereof.
Book-Entry Debt Securities
Except under the circumstances described below, the debt securities may be issued in whole or in part in the form of one or more global debt securities that will be deposited with, or on behalf of, a depository as we may designate and registered in the name of a nominee of such depository.
It is expected that The Depository Trust Company will be the designated depository. Information about the designated depository will be set forth in the Prospectus Supplement.
Book-entry debt securities represented by a global security will not be exchangeable for certificated notes and, except as set forth below or in the Prospectus Supplement, will not otherwise be issuable as certificated notes. Except as set forth below or in the Prospectus Supplement, owners of beneficial interests in a global security will not be entitled to have any of the individual book-entry debt securities represented by a global security registered in their names, will not receive or be entitled to receive physical delivery of any such book-entry security and will not be considered the owners thereof under the applicable Indenture, including, without limitation, for purposes of consenting to any amendment thereof or supplement thereto.

So long as the depository, or its nominee, is the registered owner of a global security, such depository or such nominee, as the case may be, will be considered the sole owner of the individual book-entry debt securities represented by such global security for all purposes under the applicable Indenture.
None of TDS, the Trustee nor any agent for payment on or registration of transfer or exchange of any global security will have any responsibility or liability for any aspect of the depository’s records relating to or payments made on account of beneficial interests in such global security or for maintaining, supervising or reviewing any records relating to such beneficial interests.
Payments of principal of and premium, if any, and any interest on individual book-entry debt securities represented by a global security will be made to the depository or its nominee, as the case may be, as the owner of such global security.
If the designated depository is at any time unwilling or unable to continue as depository and a successor depository is not appointed, we will issue individual certificated notes in exchange for the global note representing the corresponding book-entry debt securities.
In addition, we may at any time and in our sole discretion determine not to have any debt securities represented by the global security and, in such event, will issue individual certificated notes in exchange for the global security representing the corresponding book-entry debt securities. In any such instance, an owner of a book-entry security represented by a global security will be entitled to physical delivery of individual certificated notes equal in principal amount to such book-entry security and to have such certificated notes registered in his or her name.
Modification of the Indentures
With the Consent of Securityholders.   The Indentures contain provisions permitting TDS and the Trustee, with the consent of the holders of not less than a majority in aggregate principal amount of debt securities of each series that are affected by the modification, to modify such Indenture or any supplemental indenture affecting that series or the rights of the holders of that series of debt securities. However, no such modification, without the consent of the holder of each outstanding security affected thereby, may:
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extend the fixed maturity of any debt securities of any series;

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reduce the principal amount of any debt securities of any series;

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reduce the rate or extend the time of payment of interest on any debt securities of any series;

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reduce any premium payable upon the redemption of any debt securities of any series;

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reduce the amount of the principal of a discount security that would be due and payable upon a declaration of acceleration of the maturity of any debt securities of any series;

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reduce the percentage of holders of aggregate principal amount of debt securities which are required to consent to any such supplemental indenture; or

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reduce the percentage of holders of aggregate principal amount of debt securities which are required to waive any default and its consequences.

Without the Consent of Securityholders.   In addition, TDS and the Trustee may execute, without the consent of any holder of debt securities, any supplement to an Indenture for certain other usual purposes, including:
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to evidence the succession of another person to TDS or a successor to TDS, and the assumption by any such successor of the covenants of TDS contained in such Indenture or otherwise established with respect to the debt securities;

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to add to the covenants of TDS further covenants, restrictions, conditions or provisions for the protection of the holders of the debt securities of all or any series, and to make the occurrence, or the occurrence and continuance, of a default in any of such additional covenants, restrictions, conditions or provisions a default or an Event of Default with respect to such series permitting the enforcement of all or any of the several remedies provided in such Indenture;

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to cure any ambiguity or to correct or supplement any provision contained in such Indenture or in any supplemental indenture which may be defective or inconsistent with any other provision contained in such Indenture or in any supplemental indenture, or to make such other provisions in regard to matters or questions arising under such Indenture as are not inconsistent with the provisions of such Indenture and will not adversely affect the rights of the holders of the Securities of any series which are outstanding in any material respect;

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to change or eliminate any of the provisions of such Indenture or to add any new provision to such Indenture, except that such change, elimination or addition will become effective only as to debt securities issued pursuant to or subsequent to such supplemental indenture unless such change, elimination or addition does not adversely affect the rights of any securityholder of outstanding debt securities in any material respect;

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to establish the form or terms of debt securities of any series as permitted by such Indenture;

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to add any additional Events of Default with respect to all or any series of outstanding debt securities;

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to add guarantees with respect to debt securities or to release a guarantor from guarantees in accordance with the terms of the applicable series of debt securities;

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to secure a series of debt securities by conveying, assigning, pledging or mortgaging property or assets to the Trustee as collateral security for such series of debt securities;

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to provide for uncertificated debt securities in addition to or in place of certificated debt securities;

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to provide for the authentication and delivery of bearer debt securities and coupons representing interest, if any, on such debt securities, and for the procedures for the registration, exchange and replacement of such debt securities, and for the giving of notice to, and the solicitation of the vote or consent of, the holders of such debt securities, and for any other matters incidental thereto;

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to evidence and provide for the acceptance of appointment by a separate or successor Trustee with respect to the debt securities and to add to or change any of the provisions of such Indenture as may be necessary to provide for or facilitate the administration of the trusts by more than one Trustee;

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to change any place or places where

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the principal of and premium, if any, and interest, if any, on all or any series of debt securities will be payable,

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all or any series of debt securities may be surrendered for registration of transfer,

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all or any series of debt securities may be surrendered for exchange, and

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notices and demands to or upon TDS in respect of all or any series of debt securities and such Indenture may be served, which must be located in New York, New York or be the principal office of TDS;

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to provide for the payment by TDS of additional amounts in respect of certain taxes imposed on certain holders and for the treatment of such additional amounts as interest and for all matters incidental thereto;

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to provide for the issuance of debt securities denominated in a currency other than dollars or in a composite currency and for all matters incidental thereto; or

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to comply with any requirements of the SEC or the Trust Indenture Act.

Covenants
Except as may be set forth in a Prospectus Supplement relating to a series of debt securities, the Indentures do not include any covenants restricting or providing any additional rights to holders of debt securities in the event of a merger or similar transaction involving TDS or the granting of security interests or a sale and leaseback transaction by TDS.

Events of Default
The Indentures provide that any one or more of the following described events, which has occurred and is continuing, constitutes an “Event of Default” with respect to each series of debt securities issued pursuant to such Indenture:
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failure for 30 days to pay interest on debt securities of that series when due and payable; or

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failure for three business days to pay principal or premium, if any, on debt securities of that series when due and payable whether at maturity, upon redemption, pursuant to any sinking fund obligation, by declaration or otherwise; or

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failure by TDS to observe or perform any other covenant (other than those specifically relating to another series) contained in such Indenture for 90 days after written notice to TDS from the Trustee or the holders of at least 33% in principal amount of the outstanding debt securities of that series; or

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certain events involving bankruptcy, insolvency or reorganization of TDS; or

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any other event of default provided for in a series of debt securities.

Except as may otherwise be set forth in a Prospectus Supplement, the Trustee or the holders of not less than 33% in aggregate outstanding principal amount of any particular series of debt securities may declare the principal due and payable immediately upon an Event of Default with respect to such series. Holders of a majority in aggregate outstanding principal amount of such series may annul any such declaration and waive the default with respect to such series if the default has been cured and a sum sufficient to pay all matured installments of interest and principal otherwise than by acceleration and any premium has been deposited with the Trustee.
The holders of a majority in aggregate outstanding principal amount of any series of debt securities have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee for that series.
Subject to the provisions of the applicable Indenture relating to the duties of the Trustee in case an Event of Default will occur and be continuing, the Trustee will be under no obligation to exercise any of its rights or powers under such Indenture at the request or direction of any of the holders of the debt securities, unless such holders will have offered to the Trustee indemnity satisfactory to it.
The holders of a majority in aggregate outstanding principal amount of any series of debt securities affected thereby may, on behalf of the holders of all debt securities of such series, waive any past default, except as discussed in the following paragraph.
The holders of a majority in aggregate outstanding principal amount of any series of debt securities affected thereby may not waive a default in the payment of principal, premium, if any, or interest when due otherwise than by
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acceleration, unless such default has been cured and a sum sufficient to pay all matured installments of interest and principal otherwise than by acceleration and any premium has been deposited with the Trustee; or

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a call for redemption or any series of debt securities.

We are required to file annually with the Trustee a certificate as to whether or not we are in compliance with all the conditions and covenants under the Indentures.
Consolidation, Merger and Sale
The Indentures do not contain any covenant that restricts our ability to merge or consolidate with or into any other corporation, sell or convey all or substantially all of our assets to any person, firm or corporation or otherwise engage in restructuring transactions.
The successor corporation must assume due and punctual payment of principal or premium, if any, and interest on the debt securities.

Defeasance
Debt securities of any series may be defeased in accordance with their terms and, unless the supplemental indenture or company order establishing the terms of such series otherwise provides, as set forth below.
We at any time may terminate as to a series our obligations with respect to the debt securities of that series under any restrictive covenant which may be applicable to that particular series, commonly known as “covenant defeasance.” All of our other obligations would continue to be applicable to such series.
We at any time may also terminate as to a series substantially all of our obligations with respect to the debt securities of such series and the applicable Indenture, commonly known as “legal defeasance.” However, in legal defeasance, certain of our obligations would not be terminated, including our obligations with respect to the defeasance trust and obligations to register the transfer or exchange of a security, to replace destroyed, lost or stolen debt securities and to maintain agencies in respect of the debt securities.
We may exercise our legal defeasance option notwithstanding our prior exercise of any covenant defeasance option.
If we exercise a defeasance option, the particular series will not be accelerated because of an event that, prior to such defeasance, would have constituted an Event of Default.
To exercise either of our defeasance options as to a series, we must irrevocably deposit in trust with the Trustee or any paying agent money, certain eligible obligations as specified in the applicable Indenture, or a combination thereof, in an amount sufficient to pay when due the principal of and premium, if any, and interest, if any, due and to become due on the debt securities of such series that are outstanding.
Such defeasance or discharge may occur only if, among other things, we have delivered to the Trustee an opinion of counsel stating that:
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the holders of such debt securities will not recognize gain, loss or income for federal income tax purposes as a result of the satisfaction and discharge of the applicable Indenture with respect to such series, and

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that such holders will realize gain, loss or income on such debt securities, including payments of interest thereon, in the same amounts and in the same manner and at the same time as would have been the case if such satisfaction and discharge had not occurred.

The amount of money and eligible obligations on deposit with the Trustee may not be sufficient to pay amounts due on the debt securities of that series at the time of an acceleration resulting from an Event of Default if:
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we exercise our option to effect a covenant defeasance with respect to the debt securities of any series, and

•
the debt securities of that series are thereafter declared due and payable because of the occurrence of any Event of Default that results from an event, act or condition which does not arise from any covenant that has been defeased.

In such event, we would remain liable for such payments.
Governing Law
The Senior Indenture and the senior debt securities issued thereunder will be governed by the laws of the State of Illinois.
The Subordinated Indenture and the subordinated debt securities issued thereunder will be governed by the laws of the State of New York.

Concerning the Trustee
The Bank of New York Mellon Trust Company, N.A. (formerly known as The Bank of New York Trust Company, N.A., as successor to BNY Midwest Trust Company), the trustee under the Indentures, is an affiliate of The Bank of New York Mellon Corporation, which is one of a number of financial services organizations with which TDS and its subsidiaries, including UScellular, maintain ordinary banking and other financial relationships including, in certain cases, credit facilities. In connection therewith, we utilize or may utilize some of the banking and other services offered by The Bank of New York Mellon Corporation or its affiliates, including The Bank of New York Mellon Trust Company, N.A., in the normal course of business, including securities custody services.
The Bank of New York Mellon Trust Company, N.A. (formerly known as The Bank of New York Trust Company, N.A., as successor to BNY Midwest Trust Company) is also trustee with respect to TDS’ 6.625% Senior Notes due 2045, 6.875% Senior Notes due 2059, 7% Senior Notes due 2060 and 5.875% Senior Notes due 2061 that were issued under the Senior Indenture.
The Bank of New York Mellon Trust Company, N.A. (formerly known as The Bank of New York Trust Company, N.A., as successor to BNY Midwest Trust Company) is also trustee with respect to UScellular’s 6.95% Senior Notes due 2060, 6.70% Senior Notes due 2033, 7.25% Senior Notes due 2063, 7.25% Senior Notes due 2064, 6.25% Senior Notes due 2069 and 5.50% Senior Notes due 2070 that were issued under UScellular’s senior indenture.
DESCRIPTION OF PREFERRED STOCK
We may offer shares of any series of preferred stock that we may designate and issue in the future, which may include, without limitation, shares of our preferred stock that are convertible into other securities of TDS. Under our Restated Certificate of Incorporation, our board of directors has the authority to issue preferred stock in one or more classes or series, and to fix for each class or series the voting powers and the distinctive designations, preferences and relative, participation, optional or other special rights and such qualifications, limitations or restrictions, as may be stated and expressed in the resolution or resolutions adopted by the board of directors, or a duly authorized committee thereof, providing for the issuance of such class or series as may be permitted by the Delaware General Corporation Law, including dividend rates, conversion rights, terms of redemption and liquidation preferences and the number of shares constituting each such class or series, without any further vote or action by our shareholders.
The particular terms of any series of preferred stock will be contained in a Prospectus Supplement. The Prospectus Supplement will describe the following terms of the preferred stock:
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the designation of the shares and the number of shares that constitute the series;

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the dividend rate (or the method of calculating dividends), if any, on the shares of the series and the priority as to payment of dividends with respect to other classes or series of our shares of capital stock;

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whether dividends are or will be cumulative or non-cumulative and, if cumulative, the date from which dividends on the preferred stock are or will accumulate;

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the dividend periods (or the method of calculating the dividend periods);

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the voting rights of the preferred stock, if any;

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the liquidation preference and the priority as to payment of the liquidation preference with respect to other classes or series of our capital stock and any other rights of the shares of the class or series upon our liquidation or winding-up;

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whether or not the shares of the series are or will be convertible or exchangeable and, if so, the security into which they are convertible or exchangeable and the terms and conditions of conversion or exchange, including the conversion or exchange price or the manner of determining it;

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whether or not and on what terms the shares of the series are or will be subject to redemption or repurchase at our option;

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whether the preferred stock of the series will be listed on a national securities exchange or quoted on an automated quotation system;

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a discussion of any material U.S. federal income tax considerations applicable to the preferred stock; and

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the other material terms, rights and privileges and any qualifications, limitations or restrictions of the rights or privileges of the series.

The description in the Prospectus Supplement will not necessarily be complete, and reference will be made to the certificate of designations relating to a series of preferred stock and our Restated Certificate of Incorporation which will be or have been filed with the SEC.
DESCRIPTION OF DEPOSITARY SHARES
We may elect to issue fractional shares of a series of preferred stock in addition to full shares of such series of preferred stock. Each “depositary share” will represent a fraction of a share of a particular series of preferred stock. If so, we will issue “depositary receipts” for these depositary shares. In connection with the issuance of any depositary shares, we will enter into a deposit agreement with a depositary. If we issue depositary shares pursuant to these projections in the future, the applicable Prospectus Supplement will describe the terms of the depository shares and the underlying preferred stock to which the depositary shares relate. To the extent that any particular terms of the depositary shares, deposit agreements and depositary receipts described in a Prospectus Supplement differ from any of the terms described below, then the terms described below will be deemed to have been superseded by that Prospectus Supplement. We encourage you to read the applicable deposit agreement and depositary receipts for additional information before you decide whether to purchase any of our depositary shares.
In connection with the issuance of any depositary shares, we will enter into a deposit agreement with a bank or trust company, as depositary, which will be named in the applicable Prospectus Supplement. Depositary shares will be evidenced by depositary receipts issued pursuant to the related deposit agreement. Immediately following our issuance of the security related to the depositary shares, we will deposit the shares of our preferred stock with the relevant depositary and will cause the depositary to issue, on our behalf, the related depositary receipts. Subject to the terms of the deposit agreement, each owner of a depositary receipt will be entitled, in proportion to the fractional interest in the share of preferred stock represented by the related depositary share, to all the rights, preferences and privileges of, and will be subject to all of the limitations and restrictions on, the preferred stock represented by the depositary receipt (including, if applicable, dividend, voting, conversion, exchange, redemption, sinking fund, subscription and liquidation rights). To the extent appropriate, the applicable Prospectus Supplement will describe the specific terms of the depositary shares offered thereby.
The description in the Prospectus Supplement will not necessarily be complete, and reference will be made to the deposit agreement relating to the depositary shares and the certificate of designation for the applicable series of preferred stock which will be filed with the SEC.
PLAN OF DISTRIBUTION
We may sell securities being offered hereby:
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directly to purchasers,

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through agents,

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through underwriters, and

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through dealers.

The distribution of the securities may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices.

Directly to Purchasers
Offers to purchase securities may be solicited directly by TDS and sales thereof may be made by TDS directly to institutional investors or others. The terms of any such sales will be described in the Prospectus Supplement relating thereto. Any purchasers of such securities may be deemed to be underwriters within the meaning of the Securities Act with respect to any resale of those securities.
Agents
Offers to purchase securities may be solicited by agents designated by TDS from time to time. Any such agent involved in the offer or sale of the securities in respect of which this Prospectus is delivered will be named, and any commissions payable by TDS to such agent will be set forth, in the Prospectus Supplement. Unless otherwise indicated in the Prospectus Supplement, any such agent will be acting on a best efforts basis for the period of its appointment. Any agent may be deemed to be an underwriter, as that term is defined in the Securities Act, of the securities so offered and sold.
Underwriters
If underwriters are utilized in the sale, TDS will execute an underwriting agreement with such underwriters at the time of sale to them and the names of the underwriters and the terms of the transaction will be set forth in the Prospectus Supplement, which will be used by the underwriters to make resales of the securities in respect of which this Prospectus is delivered to the public. Any underwriters will acquire securities for their own account and may resell such securities from time to time in one or more transactions, including negotiated transactions, at fixed public offering prices or at varying prices determined at the time of sale. Securities may be offered to the public either through underwriting syndicates represented by managing underwriters, or directly by the managing underwriters. Only underwriters named in the Prospectus Supplement are deemed to be underwriters in connection with the securities offered thereby. If any underwriters are utilized in the sale of the securities, the underwriting agreement will provide that the obligations of the underwriters are subject to certain conditions precedent and that the underwriters with respect to a sale of securities will be obligated to purchase all such securities, if any are purchased.
Dealers
If a dealer is utilized in the sale of the securities in respect of which this Prospectus is delivered, TDS will sell such securities to the dealer, as principal. The dealer may then resell such securities to the public at varying prices to be determined by such dealer at the time of resale. The name of the dealer and the terms of the transaction will be set forth in the Prospectus Supplement relating to those offers and sales. Any such dealer may be deemed to be an underwriter, as such term is defined in the Securities Act, of the securities so offered and sold.
Delayed Delivery Contracts
If so indicated in the Prospectus Supplement, TDS will authorize agents and underwriters to solicit offers by certain institutions to purchase securities from TDS at the public offering price set forth in the Prospectus Supplement pursuant to delayed delivery contracts providing for payment and delivery on the date stated in the Prospectus Supplement.
Each delayed delivery contract will be for an amount not less than, and unless TDS otherwise agrees the aggregate principal amount of securities sold pursuant to delayed delivery contracts shall be not less nor more than, the respective amounts stated in the Prospectus Supplement. Institutions with whom delayed delivery contracts, when authorized, may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and other institutions, but shall in all cases be subject to the approval of TDS.
Delayed delivery contracts will not be subject to any conditions except that the purchase by an institution of the securities covered by its contract shall not at the time of delivery be prohibited under the laws of any jurisdiction in the United States to which such institution is subject.

A commission indicated in the Prospectus Supplement will be paid to underwriters and agents soliciting purchases of securities pursuant to delayed delivery contracts accepted by TDS.
Remarketing
Securities may also be offered and sold, if so indicated in the related Prospectus Supplement, in connection with a remarketing upon their purchase, in accordance with a redemption or repayment in connection with their terms, or otherwise, by one or more firms (“remarketing firms”), acting as principals for their own accounts or as agents for us and/or any selling shareholders. Any remarketing firm will be identified and the terms of its agreement, if any, with us and its compensation will be described in the related Prospectus Supplement. Remarketing firms may be deemed to be underwriters, as that term is defined in the Securities Act, in connection with the securities remarketed by them.
General Information
Each series of securities will be a new issue and may have no established trading market. Unless otherwise specified in a related Prospectus Supplement, we will not be obligated to take any action to list any series of securities on an exchange or to otherwise facilitate a trading market for such securities. We cannot assure you that there will be any liquidity in the trading market for any of the securities. Agents, underwriters, dealers and remarketing firms may be customers of, engage in transactions with, or perform services for, us, our subsidiaries and/or any selling shareholders in the ordinary course of their businesses. The place, time of delivery and other terms of the sale of the offered securities will be described in the applicable Prospectus Supplement. In order to comply with the securities laws of some states, if applicable, the securities offered hereby will be sold in those jurisdictions only through registered or licensed brokers or dealers.
In addition, in some states securities may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and complied with. Any underwriter may engage in over-allotment, stabilizing transactions, short-covering transactions and penalty bids in accordance with Regulation M under the Exchange Act. Over-allotment involves sales in excess of the offering size, which create a short position. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. Short-covering transactions involve purchases of the securities in the open market after the distribution is completed to cover short positions. Penalty bids permit the underwriters to reclaim a selling concession from a dealer when the securities originally sold by the dealer are purchased in a covering transaction to cover short positions. Those activities may cause the price of the securities to be higher than it would otherwise be. If commenced, the underwriters may discontinue any of the activities at any time.
Agents, underwriters and dealers may be entitled under agreements entered into with TDS to indemnification by TDS against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which the agents, underwriters or dealers may be required to make in respect thereof. In addition, directors, officers and controlling persons of TDS are entitled under the TDS charter and bylaws and Delaware law to indemnification for civil liabilities, including liabilities under the Securities Act.
LEGAL MATTERS
The validity of the securities offered hereby will be passed upon for TDS by the law firm of Sidley Austin LLP, Chicago, Illinois. The following persons are members of such firm: Walter C. D. Carlson, a trustee and beneficiary of a voting trust that controls TDS, the non-executive chairman of the board and member of the board of directors of TDS and a director of UScellular; and Stephen P. Fitzell, the General Counsel and/or an Assistant Secretary of TDS and UScellular and certain subsidiaries of TDS. Walter C. D. Carlson does not perform any legal services for TDS, UScellular or their subsidiaries.

EXPERTS
The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this Prospectus by reference to the Annual Report on Form 10-K of Telephone and Data Systems, Inc. for the year ended December 31, 2020, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.
WHERE YOU CAN FIND MORE INFORMATION
We file reports, proxy statements and other information with the SEC. Such materials also may be accessed electronically by means of the SEC’s web site at http://www.sec.gov or on TDS’ web site at http://www.tdsinc.com.
You also may obtain information about us from the New York Stock Exchange. Our Common Shares are listed for trading on the New York Stock Exchange under the symbol “TDS.” In addition, our 6.625% Senior Notes due 2045 are listed on the New York Stock Exchange under the symbol “TDI,” our 6.875% Senior Notes due 2059 are listed on the New York Stock Exchange under the symbol “TDE,” our 7% Senior Notes due 2060 are listed on the New York Stock Exchange under the symbol “TDJ” and our 5.875% Senior Notes due 2061 are listed on the New York Stock Exchange under the symbol “TDA.” The offices of the New York Stock Exchange, Inc. are located at 11 Wall Street, New York, New York, 10005.
The SEC allows us to “incorporate by reference” information into this Prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this Prospectus, except for any information superseded by information in this Prospectus.
This Prospectus incorporates by reference the documents set forth below that have been filed previously with the SEC. These documents contain important information about our business and finances.
1.
TDS’ Annual Report on Form 10-K for the year ended December 31, 2020.

This Prospectus also incorporates by reference additional documents that may be filed by us with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act between the date of this Prospectus and the date our offering is completed or terminated (other than information in such filings that was “furnished” under applicable SEC rules, rather than “filed”).
You may obtain copies of such documents which are incorporated by reference in this Prospectus (other than exhibits thereto that are not specifically incorporated by reference herein), without charge, upon written or oral request to Investor Relations, Telephone and Data Systems, Inc., 30 North LaSalle Street, Suite 4000, Chicago, Illinois 60602, telephone (312) 630-1900. In order to ensure delivery of documents, any request therefor should be made not later than five business days prior to making an investment decision.

TELEPHONE AND DATA SYSTEMS, INC.
Depositary Shares
Each representing a 1/1,000th Interest in a Share of
   % Series UU Cumulative Redeemable Perpetual Preferred Stock

PROSPECTUS SUPPLEMENT
February   , 2021

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